UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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People’s United Financial, Inc.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT

2015 Annual Meeting of Shareholders

March 6, 2015

Dear Shareholder:

On behalf of the board of directors of People’s United Financial, Inc., I cordially invite you to attend our 2015 annual meeting of shareholders at 850 Main Street, Bridgeport, Connecticut on Thursday, April 16, 2015 at 10:00 a.m. The accompanying proxy statement details the actions on which you are asked to vote at the annual meeting. Please read it carefully.

Whether or not you choose to join us at the annual meeting, I urge you to complete, sign and date the proxy card and return it promptly in the postage-paid envelope to ensure that your shares are represented. You may also cast your vote by telephone or electronically, instead of by mail. If you have any questions about your proxy card, voting procedures or other matters set forth in the proxy statement, please feel free to call our Investor Relations department at 203-338-3316.

On behalf of our board of directors, our management team and all of our employees, I want to thank you for your investment in People’s United Financial and the continued opportunity to work for you.

Sincerely,

John P. Barnes

President and Chief Executive Officer

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 16, 2015

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of People’s United Financial, Inc. (“People’s United”) will be held on Thursday, April 16, 2015, at 10:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut, for the following purposes:

1. To elect twelve directors;

2. To cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

4. To act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We have fixed the close of business on February 18, 2015 as the record date for determination of shareholders entitled to notice of and to vote at the 2015 annual meeting or at any adjournment or postponement thereof. Record holders of People’s United common stock as of the record date are entitled to vote at the annual meeting.

A list of the holders of People’s United common stock entitled to vote at the annual meeting will be available for inspection on request by any People’s United shareholder for any purpose germane to the annual meeting at our headquarters, located at 850 Main Street, Bridgeport, Connecticut 06604, during normal business hours beginning no later than ten days prior to the date of the annual meeting and continuing through the date of the annual meeting.

If you wish to attend the annual meeting in person, please read “Attending the Annual Meeting” later in the Proxy Statement for information about what you will have to bring with you in order to be admitted to the meeting.

We urge you to complete and return promptly the accompanying proxy, whether or not you plan to attend the annual meeting. You may cast your vote by telephone or electronically instead if you so choose.

By Order of the Board of Directors

Robert E. Trautmann, Secretary

Bridgeport, Connecticut

March 6, 2015

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

PROXY STATEMENT

2015 Annual Meeting of Shareholders

PROXY SUMMARY

General

We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies by our board of directors for use at the 2015 annual meeting of shareholders to be held on Thursday, April 16, 2015 at 10:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut. At the 2015 annual meeting, holders of our common stock, $0.01 par value per share, will be asked to elect twelve directors; to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015; and to act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We are furnishing this proxy statement and the enclosed form of proxy to our shareholders beginning on or about March 6, 2015.

Proxies

The accompanying form of proxy is for use at the 2015 annual meeting if you will be unable to attend in person or wish to have your shares voted by proxy even if you do attend the meeting. Instead of completing the accompanying form of proxy, you may cast a vote by telephone or electronically, by following the instructions printed on the proxy card.

We will bear the entire cost of soliciting proxies. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of our stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in doing so. We may also use our regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, facsimile, other electronic means, or special or express delivery letter.

SHAREHOLDERS ENTITLED TO VOTE

Record Date and Voting Rights

The board of directors has fixed February 18, 2015 as the record date for determining our shareholders entitled to notice of and to vote at the 2015 annual meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting. On the record date, there were approximately 18,900 holders of record of our common stock and 308,215,999 shares of our common stock outstanding.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

Quorum Requirements

Shares representing a majority of the votes entitled to be cast at the annual meeting must be present in person or by proxy at the annual meeting in order for a quorum to be present. Shares of common stock present but not voting, and shares for which proxies have been received but with respect to which holders of such shares have abstained, will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. Shares represented by proxies returned by a bank or broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if those shares are not voted on matters where discretionary voting by the broker is not allowed (known as broker non-votes).

Votes Required to Adopt Proposals

Each share of common stock entitles a holder of record on the record date to one vote on each matter to be presented at the annual meeting, and all such shares vote together as a single class. The voting requirements for each matter presented are as follows:

•	For a nominee to be elected as a director, more votes must be cast “for” that nominee than are withheld from that nominee.

•	The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary for advisory approval of the compensation of our named executive officers as disclosed in this proxy statement. Your vote on this item is advisory and will not be binding. However, the Compensation, Nominating and Governance Committee expects to take the outcome of the vote into account in connection with future executive compensation decisions.

•	The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Effect of Abstentions and Broker Non-Votes

Abstentions from voting and broker non-votes will not be deemed to have been cast either “for” or “against” approval of the matters to be considered and voted upon at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of voting for the election of directors, and will have the effect of a vote “against” the advisory vote regarding approval of the compensation of our named executive officers disclosed in this proxy statement, and “against” ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Voting by Shareholders of Record

If you held your People’s United shares directly through our transfer agent, Computershare, as of the record date, you can vote your shares using any of the following methods:

•        Online – as prompted by the menu found at www.proxyvote.com; follow the instructions to obtain your records and submit an electronic ballot. Please have your Notice Regarding the Availability of Proxy Materials (the Notice) or proxy card in hand when you access the voting site.

•        By telephone – call 1-800-690-6903 and then follow the voice instructions. Please have your Notice or proxy card in hand when you call.

•        By mail – if you received printed proxy materials and would like to vote by mail, complete and sign the accompanying proxy card and return it in the postage paid envelope provided.

•        QR Code – by scanning the QR Code on your proxy card or Notice with your mobile device.

•         In person – if you attend the annual meeting, you may vote in person at the meeting. Please see “Attending the Annual Meeting” for the requirements you will have to follow if you plan to come to the annual meeting.

Voting by Other Shareholders

If you held your People’s United shares through a bank or broker (known as “beneficial ownership”), you will receive instructions directly from your bank or broker telling you how you can vote your shares. You can also vote your shares in person at the annual meeting, but you will need to ask your bank or broker to give you a “legal proxy” in order to do so. The voting instruction form you receive from your bank or broker is not a legal proxy. Please see “Attending the Annual Meeting” for the requirements you will have to follow if you plan to come to the annual meeting.

REVOCATION OF PROXIES / VOTING OF SHARES

You can revoke a vote cast by proxy at any time before the proxy is exercised. If you are a shareholder of record, you can do so by submitting to our corporate secretary a written notice of revocation or a properly executed proxy bearing a later date, by casting a subsequent vote by telephone or electronically, or by attending the meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy or other previously cast vote. You should address any written notices of revocation and other communications with respect to the revocation of proxies to: People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary.

If you are not a shareholder of record, the materials sent to you by your bank or broker will tell you how you can change your voting instructions. If you wish to change your vote by voting your shares in person at the annual meeting, you will need to ask your bank or broker to give you a “legal proxy” in order to do so.

All shares of common stock represented by properly submitted proxies received pursuant to this solicitation, and not subsequently revoked, will be voted at the annual meeting in the manner specified by the shareholder submitting the proxy. If no specification is made, the proxies will be voted “for” the election of each of the nominees for director identified in this proxy statement; “for” the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement; “for” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015; and in the discretion of the proxy holders, as to any other matter that may properly come before the annual meeting.

ATTENDING THE ANNUAL MEETING

If you plan to attend the annual meeting in person, you will need to bring a form of official photo ID (such as a driver’s license), along with either your Notice, proxy card or other proof of stock ownership with you to the meeting. If you are a beneficial owner but not a shareholder of record, you must present both a form of official photo ID and proof of ownership consisting of a bank or brokerage account statement.

We may refuse admission to anyone who is not a shareholder or does not comply with these requirements.

HOUSEHOLDING

SEC rules and regulations permit “householding,” meaning that we are allowed to deliver only one copy of the Notice or Annual Report on Form 10-K, notice of annual meeting and proxy statement to two or more shareholders who share an address. If you previously consented to householding, you will receive one copy of the Notice or Annual Report on Form 10-K, notice of annual meeting and proxy statement for all residents who own shares of our common stock. If you wish to revoke your consent to householding and receive a separate copy of the Notice or Annual Report on Form 10-K, notice of annual meeting and proxy statement, you may direct your request to Broadridge by calling 1-800-579-1061 or by writing to People’s United Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you wish to request extra copies free of charge of our Annual Report on Form 10-K or proxy statement or if you are a shareholder of record who receives multiple copies of the Notice or Annual Report on Form 10-K, notice of annual meeting and proxy statement, and you would prefer to receive only one copy of these materials per household, please send your request to Investor Relations, People’s United Financial, Inc., 850 Main Street, 15th Floor, Bridgeport, CT 06604 or call Investor Relations with your request at 203-338-3316. If you hold your shares through a bank or broker and are receiving multiple copies of the Notice or Annual Report on Form 10-K, notice of annual meeting and proxy statement, you may be able to request householding by contacting your bank or broker.

ELECTRONIC ACCESS TO PROXY MATERIALS

This proxy statement and our 2014 Form 10-K are available at www.proxyvote.com. Instead of receiving copies of our future Form 10-K, proxy statements, proxy cards and, when applicable, Notices, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices to you and help conserve natural resources. You may sign up for electronic delivery by visiting http://enroll.icsdelivery.com/PBCT. If you have agreed to electronic delivery of proxy materials, but wish to receive printed copies, please contact our Investor Relations department at the phone number or address provided above.

CORPORATE GOVERNANCE

Board Leadership Structure; Board’s Role in Risk Oversight

Leadership Structure. The board separated the position of Chief Executive Officer from that of chairman in 2008 during a time of unexpected leadership transition. The board believes that good corporate governance requires having an independent director assume a formal board leadership role. Our bylaws now require that the non-executive chairman of the board be an independent director, as that term is defined pursuant to the listing requirements established by The Nasdaq Stock Market and Section 10A of the Securities Exchange Act of 1934. Our chairman occupies the same position on the board of directors of our principal operating subsidiary, People’s United Bank, N.A. (which we refer to as the Bank). Our bylaws therefore also require that the non-executive chairman be independent as defined in the rules and regulations of the Federal Deposit Insurance Corporation relating to the independence of directors.

George P. Carter has served as non-executive chairman of the board since 2008. In this role, Mr. Carter’s responsibilities include chairing meetings of the board of directors; approving board agendas and meeting schedules and ensuring appropriate information flow; acting as liaison between the non-management members of the board and management; meeting periodically with the Chief Executive Officer for informal discussion concerning major issues involving our business and operations; and providing input to the Compensation, Nominating and Governance Committee concerning the performance of the Chief Executive Officer.

Board’s Role in Risk Oversight. Given the importance of the Bank’s operations and the possible impact on us of risks associated with Bank activities, we and the Bank have adopted an integrated risk management oversight structure designed to ensure that all significant risks are actively monitored by the board or a board-level committee. All members of our board of directors are also members of the board of directors of the Bank.

Role of the Enterprise Risk Committee. The Enterprise Risk Committee of the board has been established to assist the board in fulfilling its responsibility to oversee our enterprise risk management (ERM) framework and associated policies and practices. The Enterprise Risk Committee has been assigned authority to oversee management’s implementation of our risk management process; to make recommendations to the full board concerning risk appetite; and to assess our corporate strategy in light of our risk appetite. The Enterprise Risk Committee’s role is to oversee and monitor management’s implementation of our risk-management process; management is responsible for establishing and maintaining an effective risk management framework.

The Enterprise Risk Committee coordinates its oversight of enterprise risk with the Bank’s Loan Review Committee (which oversees certain aspects of credit and concentration risk); the Treasury and Finance Committee (which oversees aspects of liquidity and interest rate risk); the Bank’s Trust Committee (which oversees fiduciary risk); and the Compensation, Nominating and Governance Committee (which oversees incentive compensation risk). Additional information regarding the involvement of board committees other than the Enterprise Risk Committee is provided below. Ultimate responsibility for oversight of risk throughout the entire enterprise rests with the Enterprise Risk Committee.

The primary responsibilities of the Enterprise Risk Committee include: (i) approving and overseeing our ERM policy; (ii) ongoing monitoring of information demonstrating our administration of established ERM policy; (iii) evaluating the adequacy and effectiveness of our ERM framework; (iv) monitoring the activities of the Chief Risk Officer and the Executive Risk Oversight Committee (EROC), a management-level committee comprised of senior executives including the Chief Executive Officer and Chief Financial Officer; and

(v) reviewing information provided by management and the Compensation, Nominating and Governance Committee concerning the integration of risk management and control objectives into management goals and our compensation structure.

The Enterprise Risk Committee also has responsibility to review management’s assessments concerning specific risks, including: credit risk; market/interest rate risk; liquidity risk; incentive compensation risk; reputation risk; strategic risk; operational risk; compliance and regulatory risk; risk related to mergers and acquisitions, including risks associated with the due diligence process and integration risk; fiduciary risk and technology risk. The Enterprise Risk Committee will also receive additional updates and progress reports concerning the management of risks that contain elements that, in the opinion of management and/or the Committee, warrant an additional level of management reporting and oversight. The Enterprise Risk Committee has responsibility for oversight of our operational risks. These include risks arising from fraud, error, or the inability to deliver products or services and manage information. It also monitors risk mitigation processes related to information and physical security, business continuity and compliance.

Our Chief Risk Officer is the head of the Risk Management Division and is the individual designated by the board to administer our ERM program. Primary responsibilities of the Chief Risk Officer include: (i) formulation of our risk appetite statement and framework; (ii) establishment of appropriate processes to ensure that deviations from risk appetite triggers and limits are identified, reported to executive management and the Enterprise Risk Committee, and corrective action is taken in a timely manner; (iii) development and implementation of our ERM program framework; (iv) establishment, implementation and administration of certain risk management policies; and (v) ensuring appropriate communication of and training with respect to risk management-related topics. The Chief Risk Officer monitors compliance with the triggers and limits established in the risk appetite statement on an ongoing basis, reporting quarterly to EROC and the Enterprise Risk Committee concerning compliance with these parameters. In the event a risk appetite trigger or limit is breached (even if the breach is subsequently corrected), or it is apparent that the trigger or limit level is being approached, the Chief Risk Officer reports the matter to EROC and the Enterprise Risk Committee at the next scheduled meeting of each group (or sooner, if deemed appropriate by the Chief Risk Officer) and, working with the applicable business unit, develops an action plan to address the matter. The action plan is presented for approval by EROC and the Enterprise Risk Committee at the next scheduled meeting of the applicable committee.

We maintain policies and procedures for the reporting by employees of risk-related issues, violations or breaches to a senior member of the Risk Management Division, and for the escalation of such matters to the Chief Risk Officer. Under our Code of Conduct, any employee who in good faith reports an issue is entitled to protection against retaliation for reporting the issue.

In addition to the Enterprise Risk Committee’s general risk oversight role, responsibility for detailed oversight of specific types of risks has been delegated to various board committees, as follows:

Internal Control Risk. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been assigned responsibility for oversight of risks associated with internal controls, legal risks, compliance with applicable laws and regulations, ensuring the establishment and implementation of codes of conduct and overseeing response to reports of examination.

Market/Interest Rate/Liquidity Risks. The Treasury and Finance Committee has been charged with overseeing management of our interest rate, liquidity, currency and similar market risks. In fulfilling its responsibilities the Committee oversees the implementation of our asset-liability management policies and activities undertaken in connection with such policies. The Treasury and Finance Committee monitors our liquidity positions and liquidity risk management activities, interest rate risk management process and overall interest rate risk profile, the sensitivity of earnings under varying interest rate scenarios and considers the risks associated with potential changes in market interest rates. The Treasury and Finance Committee also monitors economic and interest rate trends with a view toward limiting any potential adverse impact on our earnings.

The Treasury and Finance Committee oversees our investment activities to ensure compliance with both regulatory requirements and applicable policy. It reviews significant financial risk exposures in our investment and derivatives portfolios, and the steps management is taking to monitor and control such exposures. It also monitors management of our treasury functions by the Treasury group, including: management of our securities portfolio; short-term investments and securities purchased under agreements to resell; wholesale borrowings; and in general our overall funds management processes. The Treasury group acts as the centralized funding center for all business segments, which includes managing interest rate risk through the use of derivative financial instruments.

Credit Risk. The Bank’s Loan Review Committee oversees and monitors risk related to the Bank’s lending activities. Among other things, it reviews and approves lending strategies and policies; approves asset quality standards with respect to all lending areas, including standards for loan concentrations and liquidity; and monitors concentrations of credit by product, industry and geographic area. The Committee approves appropriate general underwriting policies with respect to all lending areas and monitors adherence to such policies; and approves credit policies. The Committee also monitors asset quality trends, reviews classified loans, charge-offs and delinquencies and approves strategies and policies regarding the acquisition, management and disposition of foreclosed property.

Risks Associated with Compensation Programs. The Compensation, Nominating and Governance Committee has responsibility for oversight of our various compensation programs. As part of its duties, the Compensation, Nominating and Governance Committee is responsible for evaluating whether any of these programs contain features that promote excessive risk-taking by employees, either individually or as a group. In addition, the Enterprise Risk Committee will review management’s assessment of risks posed by incentive compensation programs.

Communications with the Board

Shareholders who wish to communicate with the board of directors or with individual members of the board may address correspondence to the board or to a director, c/o Corporate Secretary, People’s United Financial, Inc., 850 Main Street, Bridgeport, CT 06604. The corporate secretary will review all correspondence addressed to the board or to a director, and will handle each item in accordance with procedures that have been approved by the independent directors.

The policies described in this section do not apply to shareholder proposals made pursuant to Securities and Exchange Commission Rule 14a-8, or to communications relating to those shareholder proposals.

Governance Principles and Related Matters

Corporate Governance Principles. The board of directors has adopted a formal statement of governance principles as a summary of the board’s philosophy and expectations with respect to our corporate governance process. This document and each of the other codes, policies and statements described below are available in the Investor Relations section of our website at www.peoples.com under the heading “Corporate Governance” or “Corporate Governance – Management.”

Code of Conduct. We have a written Code of Conduct which articulates our philosophy with respect to ethical conduct in the workplace and establishes standards for behavior, including standards with respect to compliance with law and regulation, actual or potential conflicts of interest, fairness, insider trading, use of People’s United or customer information and public and financial disclosure. This Code of Conduct is applicable to all directors, executive officers and other employees of People’s United. Additionally, we have adopted a Code of Ethics for Senior Financial Officers that supplements the more general Code of Conduct and conforms to the requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ listing standards.

Insider Trading Policy. We maintain an Insider Trading Policy that applies to all directors, executive officers and other employees of the Company. The policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct.

Prohibition on Hedging and Pledging. Our Insider Trading Policy prohibits directors, executive officers and other employees from engaging in any hedging activity involving our securities or from pledging our securities as collateral for margin purchases or a loan.

Director Independence. The board has expressed the intent that a substantial majority of board members shall at all times qualify as “independent” under NASDAQ listing standards. The board annually considers the independence of each member of the board, and has determined that all but three of the Company’s twelve directors are independent for purposes of applicable NASDAQ rules.

Director Resignation Policy. The board has adopted a policy requiring any candidate for re-election as a director to tender his or her resignation if he or she is not elected by a majority of the votes cast by shareholders in an uncontested election.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of February 18, 2015 with respect to beneficial ownership of our common stock by any person or group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 who is known by us to be the beneficial owner of more than five percent of the common stock.

Name and Address of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership(1)	Percent of Common Stock Owned(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	23,353,164(3)	7.6%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	38,117,094(4)	12.4%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	23,623,615(5)	7.7%

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, unless otherwise indicated.
(2)	Shares reported as owned as of date indicated on the Schedule as filed, expressed as a percentage of shares outstanding as of February 18, 2015.
(3)	BlackRock, Inc. reports having sole voting power with respect to 20,363,067 of these shares, and sole dispositive power with respect to all of these shares.
(4)	State Street Corporation reports having shared voting and dispositive power with respect to all of these shares.
(5)	The Vanguard Group, Inc. reports having sole voting power with respect to 538,568 of these shares, sole dispositive power with respect to 23,130,183 of these shares, and shared dispositive power with respect to 493,432 of these shares.

We do not know of any other person who is the beneficial owner of more than 5% of our common stock as of the specified date.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

Stock Ownership Guidelines. We have adopted guidelines for stock ownership by directors in order to encourage members of the board to increase their ownership of our stock over time. Under these guidelines, directors with at least five years of board service are expected to own shares of the Company’s common stock with a value equal to five times the value of the then-current annual cash retainer and stock award, or $595,000. The guidelines also provide that directors who have less than five years of board service are expected to own shares of our common stock with a value equal to three times the then-current value of the annual cash retainer and stock award by the annual meeting following the director’s third anniversary of board service, and are expected to own shares of common stock with a value equal to five times the then-current value of the annual cash retainer and stock award by the annual meeting following the fifth anniversary of board service. Ms. McAllister and Mr. Cruger, who joined the board in September 2013 and September 2014, respectively, were subject to these transitional guidelines during 2014. The stock ownership of all members of the board of directors was in compliance with applicable guidelines as of December 31, 2014.

We have also adopted guidelines for stock ownership by our senior executive officers. In general, the Chief Executive Officer is expected to own shares valued at five times his base salary, while the other senior executive officers are expected to own shares valued at three times base salary. These guidelines were adopted in September 2008 and updated in October 2010, with compliance to be achieved within a five-year phase-in period from the later of the date the guidelines were first adopted or the date of an executive’s promotion or hire. All senior executive officers were in compliance with applicable guidelines as of December 31, 2014.

Security Ownership of Management

The following table sets forth, as of February 18, 2015, the beneficial ownership of common stock by each director, each nominee for election as a director, each named executive officer (as defined below) who is not also a director, and by all directors and executive officers as a group. Except as indicated in the notes following the table, each person has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Nominees
John P. Barnes	1,441,318	*
Collin P. Baron	415,187	*
Kevin T. Bottomley	132,328	*
George P. Carter	457,506	*
William F. Cruger, Jr.	6,725	*
John K. Dwight(a)	259,796	*
Jerry Franklin	288,613	*
Janet M. Hansen	344,601	*
Richard M. Hoyt	395,226	*
Nancy McAllister	6,513	*
Mark W. Richards(a)	256,175	*
Kirk W. Walters(b)	999,781	*

Named Executive Officers(c)
Galan G. Daukas	111,347	*
Lee C. Powlus	354,367	*
Jeffrey J. Tengel	454,242	*
All Directors, Nominees and Executive Officers as a Group (20 persons)	7,645,275	2.4%

*	Denotes beneficial ownership of less than one-half of one percent of the outstanding shares of common stock.
(a)	Does not include additional shares owned by a non-qualified benefit trust for the benefit of Messrs. Dwight (74,201 shares) and Richards (161,314 shares) with respect to which the named directors have neither investment nor voting authority.

(b)	Includes 13,592 shares owned by The Walters Family Foundation with respect to which Mr. Walters has shared voting and dispositive authority.
(c)	The named executive officers consist of (1) the Chief Executive Officer (Mr. Barnes) and the Chief Financial Officer (Mr. Walters), and (2) the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at year-end.

Stock ownership totals include shares of common stock that are: subject to forfeiture if certain conditions are not satisfied (Column A); held indirectly through benefit plans (Column B); or subject to acquisition whether upon the exercise of stock options or otherwise within 60 days from February 18, 2015 (Column C), as follows:

	A	B	C
Directors:
John P. Barnes	127,277	6,607	1,044,901
Collin P. Baron	6,370	—	194,415
Kevin T. Bottomley	6,370	—	—
George P. Carter	9,370	—	236,679
William F. Cruger, Jr.	—	—	—
John K. Dwight	6,370	—	106,928
Jerry Franklin	6,370	—	194,415
Janet M. Hansen	6,370	—	194,415
Richard M. Hoyt	6,370	—	194,415
Nancy McAllister	6,370	—	—
Mark W. Richards	6,370	—	106,928
Kirk W. Walters	69,692	8,265	691,163

Named Executive Officers:
Galan G. Daukas	22,575	2,831	66,941
Lee C. Powlus	42,161	59,581	275,060
Jeffrey J. Tengel	55,131	1,370	351,259
All Directors, Nominees and Executive Officers as a Group (20 persons)	478,574	105,757	4,930,384

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of the common stock with the Securities and Exchange Commission. Based solely on a review of the reporting forms we received, and written representations that no other reports were required, we believe that during 2014 all reports that were required to be filed under Section 16(a) were filed on a timely basis except as noted below.

During 2014, one report was filed one business day late for each of Jeffrey Hoyt (Senior Vice President) and R. David Rosato (Senior Executive Vice President). Each report showed ownership changes resulting from the surrender of shares in payment of taxes due in connection with the vesting of previously-granted restricted stock awards.

PROPOSAL I: ELECTION OF DIRECTORS

Our certificate of incorporation provides for the annual election of directors for one-year terms expiring at the next annual meeting. Our certificate of incorporation provides that there will be between five and fifteen members of the board of directors, as fixed by resolution of the board. The board of directors has resolved that there will be twelve members of the board following the 2015 annual meeting. Therefore, at the annual meeting, twelve directors will be elected to serve for one-year terms. Each incumbent director has been nominated for re-election. Each nominee has consented to being named in this proxy statement and to serve as a director if elected.

Directors elected at the annual meeting will serve until their respective successors have been elected and qualified. The persons named in the proxy intend to vote shares under the authority granted by the proxy for the election of all nominees named below. If any of the nominees should be unable to serve, the persons named in the proxy will use their discretion in voting the shares represented by such proxies.

The board of directors recommends that shareholders vote “for” the election of each of the nominees listed below.

Certain information concerning the nominees for election, including ages as of March 1, 2015 and the business experience of each during the past five years, is set forth below. Information regarding each director’s length of service as a director includes such person’s term of service as a director of the Bank, if he or she was elected prior to 2007.

NOMINEES FOR DIRECTOR

John P. Barnes, age 59, was named President and Chief Executive Officer of People’s United on July 22, 2010 after serving as interim President and Chief Executive Officer since April 25 of that year. Mr. Barnes previously served as Senior Executive Vice President and Chief Administrative Officer for People’s United following the acquisition of Chittenden Corporation in early 2008. Mr. Barnes served as an Executive Vice President of Chittenden since 1997. He became a member of our board in 2010 and is a member of the Enterprise Risk and the Treasury and Finance Committees and a member of the Bank’s Loan Review and Trust Committees.

Mr. Barnes has worked in the financial services industry since 1983, when he joined Chittenden after five years with the FDIC in Boston. He became Senior Vice President and Chief Credit Policy Officer in 1988. In 1990 he was named to head the Credit Policy and Administration division. In 2002, he was appointed Executive Vice President in charge of the newly formed Chittenden Services Group, which included Information Technology, Operations, Mortgage Banking, Cash Management and other centralized services for the corporation. Mr. Barnes is a graduate of Northeastern University and received his MBA from the University of Vermont.

The board believes that Mr. Barnes, as our chief executive officer, has a critical role to play as a representative of management on the board. For this reason, the board expects that for as long as Mr. Barnes serves as our chief executive officer, the board will recommend him for election to our board of directors. Mr. Barnes also serves as the chairman of The People’s United Community Foundation.

Collin P. Baron, age 67, is a member of the law firm of Pullman & Comley, LLC, a full-service law firm with offices in major Connecticut cities and in White Plains, N.Y. He has been affiliated with the firm since 1973. Mr. Baron became a director in 2001. He serves as a member of the Enterprise Risk Committee and chairs the Treasury and Finance Committee. He also serves as a member of the Bank’s Loan Review Committee.

A graduate of the University of Virginia and the George Washington University National Law Center, Mr. Baron has more than 40 years of experience in corporate, health care and banking law. He is a member of the Connecticut Health Lawyers Association and American Health Lawyers Association. He is a member of the Banking Law Committee of the American Bar Association. He has also been an active member of the greater Bridgeport business, legal and philanthropic community.

In evaluating Mr. Baron’s qualifications for board service, the board determined that Mr. Baron’s expertise in corporate and banking law, coupled with his past experience as a member of the Bank’s and our board of directors and thus his familiarity with our operations, qualify him to serve on our board and enhance the overall mix of skills among board members.

The board also considered the fact that Mr. Baron is a principal at a law firm that does business with the Bank and determined that this relationship does not compromise Mr. Baron’s ability to serve effectively as a director of the Company. In February of this year, the board determined that Mr. Baron met the criteria for independence under applicable NASDAQ listing standards.

Kevin T. Bottomley, age 62, served as President and Chief Executive Officer of Danvers Bancorp, Inc. and its principal subsidiary, Danversbank, from 1996 until the merger of Danvers with People’s United in July 2011. Mr. Bottomley became a member of our board on July 1, 2011 when the merger became effective. He is a member of the Treasury and Finance Committee and of the Bank’s Loan Review and Trust Committees. Mr. Bottomley also serves as chairman of the board of directors of The Danversbank Charitable Foundation, Inc.

Mr. Bottomley has extensive experience in the financial services industry. In addition to his executive positions with Danvers, Mr. Bottomley had served as Chairman of the Danvers board of directors since 2003. Prior to joining Danvers, he was the Chief Lending Officer and Executive Vice President at Boston Private Bank & Trust Company. Mr. Bottomley began his career at Bankers Trust in 1976 in the Asia Pacific Division in the Reverse Multinational Group and in its London Branch. Mr. Bottomley earned his undergraduate degree from Harvard College in 1974 and his MBA from the University of Virginia in 1976.

Mr. Bottomley’s qualifications to serve on the board include his demonstrated experience in executive leadership, strategic planning and governance of a public company. As a resident of northeastern Massachusetts, Mr. Bottomley adds geographic diversity to the board, and is a valuable source of insight and knowledge regarding the banking market in this portion of our market area, including the greater Boston region.

George P. Carter, age 78, is the President of Connecticut Foods, Inc. Mr. Carter was first elected to the board in 1976. He serves as our non-executive chairman, and also serves as chairman of the Audit Committee and as a member of the Compensation, Nominating and Governance and the Enterprise Risk Committees, and the Bank’s Loan Review Committee.

Mr. Carter has significant experience as a member of both the board of directors and the audit committee of a financial services company, having served as a member of the Bank’s board of directors since 1976 and as a member of its Audit Committee since 1981. He became Chairman of the Bank’s Audit Committee in 1987 and chairman of the Audit Committee of People’s United at the time of its formation in 2007. Mr. Carter is a graduate of Michigan State University, with a BS in business and has been a business owner since 1969. He is active in community and philanthropic affairs and serves as a member of the board of directors of The People’s United Community Foundation and of Bridgeport Hospital.

In considering Mr. Carter’s contributions to the board and his skills and qualifications for board service, the board noted that over his more than 35 years of board service Mr. Carter has developed a level of expertise in banking matters and an in-depth familiarity with People’s United and our various businesses that enhance his contributions to the board. The board also cited the benefit to the board’s deliberative process provided by Mr. Carter’s long-term perspective, noting that Mr. Carter has been a member of the board throughout a number of business cycles.

William F. Cruger, Jr., who is 56 years of age was, until August 2013, Vice Chairman of Investment Banking at J.P. Morgan Chase & Co., a leading global financial services firm. His responsibilities included senior client relationship management and transaction leadership with a primary focus on financial institutions, among other sectors. Mr. Cruger was Managing Director, Financial Institutions Group at J.P. Morgan Chase from 1996 until 2011 when he was elevated to the position of Vice Chairman. He also ran the firm’s investment banking practices in Japan from 1991 to 1996, in Latin America from 1989 to 1991, and in Emerging Asia from 1984 to 1988. He began his career at J.P. Morgan Chase in 1982.

Currently Mr. Cruger is a member of the board of MarketAxess Holdings Inc., serving as a member of the Audit, Nominating and Corporate Governance and Mergers and Acquisitions Committees. He has also served on the boards of Archipelago, Capital IQ and Credittrade.

Mr. Cruger serves as a member of the Audit and Treasury and Finance Committees and as a member of the Bank’s Trust Committee.

The board believes that Mr. Cruger’s diverse experience in investment banking at a global financial services firm, his extensive knowledge of financial institutions and financial markets, his leadership roles as a director of other financial services firms, and his international business experience bring critical skills and strategic insight to the board.

John K. Dwight, age 70, became a member of the board of directors on January 1, 2008 following completion of the merger of Chittenden Corporation into People’s United. Mr. Dwight had served as a director of Chittenden since 1999. He is the founder and Chairman of Dwight Asset Management Company, a registered investment advisor managing over $60 billion in fixed income assets for insurance companies, stable value funds, and other institutional clients. Mr. Dwight is a former director of Old Mutual Asset Management US Holdings, Inc., a founding member of the Stable Value Investment Association and the Vermont Security Analysts Chapter. In addition, Mr. Dwight is a trustee of St. Lawrence University and the Shelburne Museum.

Mr. Dwight has more than 20 years’ experience as a director of a publicly-held bank holding company, having served as a director and member of the audit committee of Eastern Bancorp, Inc. (parent of Vermont Federal Bank), a director of Vermont Financial Services Corporation (parent of Vermont National Bank), and a director of Chittenden (parent of multiple banks).

In evaluating Mr. Dwight’s qualifications as a director, the board considered the contribution that his extensive expertise in the area of asset management and his considerable financial acumen has made to his board service. The board determined that he brings to his role as director a strong proficiency in the area of analyzing and evaluating both company financial statements and complex financial instruments, which enhances his service not only as a member of the board but also as a member of its Enterprise Risk and its Treasury and Finance Committees and as chair of the Bank’s Trust Committee.

The board also determined that the diversity of perspective of the board as a whole benefits from Mr. Dwight’s status as a resident of Vermont and a very active member of the greater Burlington, Vermont community. We have extensive operations in Vermont by virtue of our 2008 acquisition of Chittenden.

Jerry Franklin, age 67, is the President and Chief Executive Officer of Connecticut Public Broadcasting Inc., a position he has held since 1985. Mr. Franklin was elected to the board of directors in 1997 and is a member of the Audit and Enterprise Risk Committees. Mr. Franklin also serves as a member of the Bank’s Loan Review Committee.

Mr. Franklin has spent his entire professional career in the communications field. Following his honorable discharge from the U.S. Air Force in 1970, Mr. Franklin received a bachelor of science in political science and journalism from Georgia Southern University and a master of arts in telecommunications management from Indiana University. Mr. Franklin’s position with Connecticut Public Broadcasting involves overall responsibility for all aspects of that corporation’s business, including its financial condition and performance. Specifically, Mr. Franklin has responsibility for oversight of that company’s financial management, investment policies, and budget.

The board has concluded that the board as a whole benefits from the perspective provided by Mr. Franklin by virtue of his professional background and his experience as chief executive officer of a non-profit organization. In addition, the board considered the contributions Mr. Franklin has made to the board by virtue of his experience as a director of the Bank (and a current member of its Loan Review Committee) and later People’s United, a member of the Audit Committee and a former member of the Compensation, Nominating and Governance Committee.

Janet M. Hansen, age 72, was employed as Executive Vice President of Aquarion Company, a diversified water management company, from 1995 until her retirement in March 2005. Mrs. Hansen served as Aquarion’s Treasurer and Chief Financial Officer from 1992 through 1999. Aquarion was, until its acquisition by Kelda Group, plc in 2000, a publicly-held company listed on the New York Stock Exchange. Mrs. Hansen was

President and Chief Executive Officer of Aquarion’s principal operating subsidiary, Aquarion Water Company, from 2000 to 2003. She served in a variety of other financial positions during her 29 year tenure with Aquarion in addition to the positions specifically noted above.

Mrs. Hansen became a member of the board of directors in February 2004. She is Chairwoman of the Enterprise Risk Committee and a member of the Audit and Treasury and Finance Committees. Ms. Hansen served on the board of directors of Pennichuck Corporation (a publicly-owned holding company for a group of water utilities and related businesses) until the sale of that company in late January 2012. Mrs. Hansen is a graduate of Salem State College and has an MBA in Finance from the University of Connecticut. She is also a graduate of the Advanced Management Program and the International Senior Management Program at Harvard University.

In determining Mrs. Hansen’s qualifications for the position of director, and her contributions to the board’s overall mix of skills and attributes, the board noted that Mrs. Hansen’s financial background and her past experience as Treasurer and Chief Financial Officer of a publicly-held company and as director and member of the audit committee of Pennichuck Corporation enhance her contribution to the board’s Audit and Treasury and Finance Committees.

In her various roles at Aquarion, Mrs. Hansen had extensive experience with the preparation and evaluation of financial statements. She has a detailed understanding of generally accepted accounting principles, internal controls, and financial reporting procedures. She is also intimately familiar with the role of a public company audit committee, having not only worked closely with Aquarion’s audit committee, but also having served on our Audit Committee and the audit committees of Pennichuck Corporation and Gateway Bank (acquired in 1994 by a subsidiary of a predecessor to Bank of America Corporation). For these reasons, the board has identified Mrs. Hansen as an audit committee financial expert. Mrs. Hansen is also active in the Greater Bridgeport community, serving as a member of the audit committee of Bridgeport Hospital.

Richard M. Hoyt, age 72, is affiliated with two privately held Connecticut-based companies. He is President and Chief Executive Officer of Chapin & Bangs Co., a steel service and processing center based in Bridgeport, Connecticut, and is Chairman and Chief Executive Officer of Lindquist Steels, Inc., a distributor of tool steel based in Stratford, Connecticut with operations in Columbia, South Carolina and Knoxville, Tennessee. He has occupied each of these positions for more than five years. In his role as chief executive officer of these companies, Mr. Hoyt has overall responsibility for all aspects of their business, including their financial condition and performance. Mr. Hoyt also serves as a director of Bridgeport Hospital and previously served as a director of the Yale New Haven Health System. Mr. Hoyt, a graduate of Yale University, was first elected as a director in 2002. Mr. Hoyt is a member of the Audit and Enterprise Risk Committees, and serves as chair of the Compensation, Nominating and Governance Committee.

In assessing Mr. Hoyt’s qualifications for board service and the contributions he brings to the board’s total mix of skills and attributes, the board gave favorable weight to Mr. Hoyt’s perspective as a small business owner and his extensive involvement in the greater Bridgeport community, noting that Mr. Hoyt serves on the audit and finance committees of Bridgeport Hospital and on the audit, finance and investment committees of the Yale New Haven Health System. In addition, the board gave positive consideration to Mr. Hoyt’s past experience as a director of Connecticut Energy Corporation (former parent of the Southern Connecticut Gas Company) from 1992 until its acquisition by Energy East Corporation in 2002 and to his past service as a member of our board and of the Audit and Compensation, Nominating and Governance Committees.

Nancy McAllister, age 55, became a member of the board of directors in September 2013. She is a member of the Compensation, Nominating and Governance Committee and the Treasury and Finance Committee and the Bank’s Trust Committee. Ms. McAllister also serves as a member of the board of directors of PennyMac Mortgage Investment Trust, a specialty finance company that invests primarily in residential mortgage loans and mortgage-related assets.

Until May 2011, Ms. McAllister was Americas Co-Head, Financial Institutions Group, Investment Banking, at Credit Suisse Securities (USA) LLC, a diversified financial services firm. Her group covered banks, insurance companies, specialty finance, asset management and financial technology institutions. From 1991 to September 2008, Ms. McAllister was employed by Lehman Brothers, Inc., where she held a variety of executive positions, including managing director and co-head of the depository institutions and debt capital markets groups. Ms. McAllister holds a BA from the University of Virginia.

In evaluating Ms. McAllister’s qualifications as a director, the board noted that she is a seasoned business executive with deep knowledge of the capital markets and significant experience in financial services, including investment banking. In addition, Ms. McAllister is a resident of New York and is familiar with the New York market, an area of increasing importance to our business.

Mark W. Richards, age 69, became a member of the board of directors effective January 1, 2008 immediately following completion of the merger of Chittenden into People’s United. Mr. Richards had served as a director of Chittenden from 1999 until its merger with People’s United. He is President of The Richards Group in Brattleboro, Vermont, an independent, full-service insurance and financial services firm specializing in providing risk management, employee benefits and investment advisory services to individuals, families, and businesses primarily in Vermont and New Hampshire. Until 2008, Mr. Richards was also vice president and the majority owner of Lyon Travel Agency, a privately-owned, nationally-recognized provider of travel management services. Mr. Richards is a member of the Audit and the Compensation, Nominating and Governance Committees. He also serves as a member of the Bank’s Trust Committee, and as chairman of the Bank’s Loan Review Committee.

Mr. Richards is a graduate of Williams College, and served as an officer in the U.S. Navy.

The board has determined that by virtue of his background in insurance-related financial services, Mr. Richards provides the board with an important perspective, especially with respect to the Bank’s commercial banking division, which includes an insurance brokerage subsidiary. The board also considered that Mr. Richards has more than 20 years’ experience as a director of a public company and director of a financial services organization, having formerly served as a director of Vermont Financial Services Corporation (parent of Vermont National Bank) from 1988 to 1999, and Chittenden (parent of multiple banks) from 1999 until Chittenden’s merger into People’s United effective January 1, 2008. In addition, the board considered Mr. Richards’ more recent experience as a member of the Enterprise Risk Committee.

Mr. Richards is a resident of southern Vermont and an active member of the greater Vermont/New Hampshire community. Mr. Richards brings an element of geographic diversity to his service on the board and is able to provide insight and counsel to the entire board with respect to this portion of the Bank’s market area.

Kirk W. Walters, age 59, joined People’s United as an executive officer and member of the board of directors on March 16, 2011. He served as Chief Financial Officer through December 31, 2014 at which time he became a Senior Executive Vice President with responsibility for corporate development and strategic planning. Prior to joining People’s United, Mr. Walters had most recently served as Senior Executive Vice President and a member of the board of directors of Santander Holdings USA, Inc., the parent company of Sovereign (now Santander) Bank. He joined Sovereign in February 2008 as Executive Vice President and Chief Financial Officer and served as interim President and Chief Executive Officer from October 2008 until Banco Santander acquired the bank in February 2009.

Prior to joining Sovereign, Mr. Walters was Executive Vice President and Chief Financial Officer of Chittenden Corporation from 1996 to 2008. From 1989 to 1995, he held a series of executive positions at Northeast Federal Corporation in Hartford, Connecticut, including Chairman, President and Chief Executive Officer. From 1984 to 1989, Mr. Walters worked for CalFed, Inc. in a variety of financial positions, including Senior Vice President and Controller. Before joining CalFed, he worked in the corporate finance group at Atlantic Richfield Corp. from 1981 to 1984. Mr. Walters is a member of the Enterprise Risk Committee and the Bank’s Loan Review and Trust Committees.

Mr. Walters, who holds an undergraduate degree in accounting from the University of Southern California, has worked in the banking industry for more than 30 years, much of it in the Northeast. This experience and his former position as our chief financial officer are significant factors in the board’s evaluation of Mr. Walters’ qualifications for service as a director.

Except as set forth above, during the past five years no director or nominee has had a principal occupation or employment with us or any of our subsidiaries or other affiliates. No director or nominee is related by blood, marriage or adoption to any of our executive officers or any executive officer of our subsidiaries or other affiliates.

With the exception of Messrs. Barnes, Bottomley and Walters, each person nominated for reelection as a director at the 2015 annual meeting is “independent” for purposes of the applicable listing standards of The Nasdaq Stock Market.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Galan G. Daukas, age 51, has been a Senior Executive Vice President, Wealth Management since December 2013. In this position, Mr. Daukas has responsibility for all aspects of our Wealth Management business, including Private Banking and the People’s Securities, Inc. brokerage business. Prior to joining People’s United, Mr. Daukas was employed by Washington Trust Wealth Management since 2005, serving as Executive Vice President, responsible for all investment management, trust, financial planning, mutual fund management and insurance units. Mr. Daukas earned his bachelor’s degree at Dartmouth College and his masters degree at Trinity College. He is a Chartered Financial Analyst and a Certified Financial Planner.

Sara M. Longobardi, age 51, is Senior Executive Vice President, Retail Banking. She is responsible for our branch network and residential and consumer lending areas as well as for ensuring the overall customer experience. From 2004 until April 2014, she served as senior vice president for Customer Relationship Development in the Retail and Business Banking division, where she developed, implemented and managed the strategy to drive the expansion and retention of profitable customer relationships. Ms. Longobardi joined People’s United in 1991. Ms. Longobardi holds a bachelor’s degree in finance from the University of Illinois.

David K. Norton, age 59, has been a Senior Executive Vice President and Chief Human Resources Officer since October 2009 and is responsible for all human resources functions. Prior to joining People’s United, Mr. Norton was a Senior Vice President, Human Resources at The New York Times Co. since 2006. For more than five years prior to that date, Mr. Norton was employed by Starwood Hotels and Resorts, where he was an Executive Vice President, Human Resources. Mr. Norton holds a bachelor’s degree in Business Administration from Michigan State University and completed the Advanced Management Program at Northwestern University.

Lee C. Powlus, age 54, has been a Senior Executive Vice President and Chief Administrative Officer since May 2011 with oversight of Information Technology, Project Management, Information Security, Operations and eBusiness, Business Services and Real Estate Services. Mr. Powlus, who joined People’s United in 2008, was an Executive Vice President and Chief Administrative Officer since September 2010. He previously served as Director of Information Technology for Chittenden Corporation. Mr. Powlus received his MBA and bachelor’s degree from the University of Vermont.

R. David Rosato, age 53, is Senior Executive Vice President and Chief Financial Officer of People’s United. Mr. Rosato joined People’s United in 2007 as Senior Vice President and Treasurer responsible for all treasury functions including interest-rate risk management and modeling, fixed income portfolio management, derivative activities, capital management, as well as wholesale funding and liquidity. Prior to joining the bank, he was Treasurer at Webster Financial Corp. Mr. Rosato earned both his MBA and a bachelor’s degree in business and economics from The University of Maryland and is a Chartered Financial Analyst.

Chantal D. Simon, age 50, has been a Senior Executive Vice President and Chief Risk Officer since July 2010. She is responsible for overall risk management, including the internal audit, loan review and operational risk functions at People’s United. Prior to joining People’s United in 2009, Ms. Simon spent 20 years at Merrill Lynch & Co. Most recently, she was Chief Risk Officer of Merrill Lynch Bank USA and Head of Risk Management of the U.S. Regulated Bank Entities at Merrill Lynch. Ms. Simon holds a bachelor’s degree in Economics and Applied Mathematics from Brown University and a MBA from Harvard Business School.

Jeffrey J. Tengel, age 52, joined People’s United in February 2010 and has been a Senior Executive Vice President, Commercial Banking since January 2011. Mr. Tengel has responsibility for Commercial Banking, including Commercial and Industrial, Commercial Real Estate, Equipment Finance and Insurance. Prior to joining People’s United, Mr. Tengel was an Executive Vice President at PNC Financial Services Group since January 2009. Mr. Tengel holds a bachelor’s degree from Marquette University and received his MBA from Case Western Reserve University.

Robert E. Trautmann, age 61, Senior Executive Vice President and general counsel of People’s United Bank and People’s United Financial, Inc. He is responsible for the direction of the bank’s legal operation and legislative affairs. Mr. Trautmann has served in various capacities for People’s United since 1994. Prior to joining People’s United, Trautmann was with the corporate securities and banking groups of the New Haven law firm of Tyler Cooper and Alcorn. Previously, he was with the New York City law firms of Shea & Gould and Olwine, Connelly, Chase, O’Donnell and Weyher. Mr. Trautmann holds a bachelor’s degree in philosophy from Washington University and a law degree from Washington University School of Law.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

We engage in banking transactions (including loans and other extensions of credit) in the ordinary course of business with various business organizations with which certain of our directors or executive officers are affiliated as officers, partners, members and shareholders. We also extend credit to our directors and executive officers and to members of their immediate families to the extent permitted under applicable laws and regulations. Such transactions are made in the ordinary course of business; are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not affiliated with us; and do not involve more than the normal risk of collectability or present other unfavorable features.

From time to time, we may engage in transactions other than those described in the preceding paragraph and in which a director, executive officer or family member has or may have a direct or indirect material interest. We maintain a written related party transaction policy that specifies the standards for review and approval of these types of transactions. The policy requires the affected director or executive officer and the business unit or department leader responsible for a proposed transaction of this type to notify our general counsel as soon as possible after becoming aware that such a transaction is being proposed. If our general counsel determines that the proposed transaction is a reportable related party transaction for purposes of the policy, he will bring it to the attention of the Compensation, Nominating and Governance Committee for its review and consideration. The Committee will evaluate the transaction based on all of the relevant facts and circumstances, including: the potential benefits to us; the potential impact on a director’s independence (where applicable); the availability of other sources for comparable products or services; the terms of the proposed transaction and the terms that would be available to unrelated third parties; and whether the proposed transaction would pose an improper conflict of interest for the affected director or executive officer. The Committee may decide to refer the matter for consideration by the full board. No member of the Committee, or of the board in the case of a referral, may participate in the review or consideration of any transaction in which he or she may have an interest.

In the event a related party transaction has occurred but has not been previously approved in accordance with the policy, the transaction will also be submitted by the Compensation, Nominating and Governance Committee for its review. If the transaction is ongoing, the Committee will evaluate all available options, including ratification, amendment or termination of the transaction. If the transaction has been completed, the Committee will determine whether additional action is necessary and will request our general counsel to investigate the reasons why the transaction was not previously reported to the general counsel for possible submission to the Committee for approval.

Our related party transaction policy supplements our other policies such as those designed to ensure compliance with Federal Reserve Regulation O which governs lending to directors, executive officers and other insiders.

Except as described in the first paragraph of this section, during 2014 we did not engage in any transactions with any person or entity under circumstances where the director, executive officer or family member had a direct or indirect material interest in the transaction.

BOARD OF DIRECTORS AND COMMITTEES

Meetings of the Board of Directors and its Committees

During 2014, our board of directors held 12 meetings. With one exception, each director attended more than 75% of the aggregate of (a) the total number of meetings of the board held while he or she was a director and (b) the total number of meetings held by all committees of the board on which he or she served. Mr. Hoyt attended 68% of such meetings.

The board of directors encourages all directors to attend the annual meeting of shareholders. All eleven of the individuals serving as directors at the time of the 2014 annual meeting of shareholders attended that meeting.

Board of Directors Committees

Our board of directors has four standing committees: the Audit Committee; the Compensation, Nominating and Governance Committee; the Enterprise Risk Committee; and the Treasury and Finance Committee. The charter of each of these committees is posted on our website (www.peoples.com) under the heading “Investor Relations—Corporate Governance—Board and Committee Structure.”

Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit Committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. Each member of the Audit Committee also satisfies the more stringent definition of independence required for members of audit committees generally, as set forth in Rule 5605(c)(2)(A) of the listing standards of The Nasdaq Stock Market. The Audit Committee is responsible for monitoring our accounting practices and internal controls, including the supervision of an annual audit of our financial statements by independent registered public accountants.

Our board of directors has adopted a written charter for the Audit Committee, including provisions recognizing the specific audit committee responsibilities imposed by the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission rules implementing that Act, and the listing standards of The Nasdaq Stock Market. A copy of the charter is available on our website at www.peoples.com.

The board of directors has determined that Janet M. Hansen, a member of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of applicable Securities and Exchange Commission regulations.

Compensation, Nominating and Governance Committee. Each member of this committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. Each member of the Compensation, Nominating and Governance Committee also satisfies the more stringent standards for members of compensation committees generally, as set forth in Rule 5605(d)(2)(A) of the listing standards of The Nasdaq Stock Market. The Compensation, Nominating and Governance Committee is responsible for making policy decisions concerning our compensation and benefit programs, and conducts periodic performance reviews of our senior and executive officers. The Compensation, Nominating and Governance Committee also recommends nominees for election as directors to the full board of directors. A current copy of the Compensation, Nominating and Governance Committee charter is available on our website at www.peoples.com.

The Compensation, Nominating and Governance Committee engages an independent compensation consultant to assist it in the annual compensation process. The consultant is retained by and reports to the Compensation, Nominating and Governance Committee. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for particular components of core compensation from the survey and comparison group data. The Committee engaged the firm of Towers Watson to serve as its independent compensation consultant during 2014.

Management may engage one or more consultants to provide additional information, advice, and professional services related to other aspects of the compensation and benefits function. These consultants work primarily with management but may also communicate directly with the Compensation, Nominating and Governance Committee. The consultant engaged to assist the Compensation, Nominating and Governance Committee in the annual compensation process may also be engaged to perform some of these additional services. We paid Towers Watson less than $10,000 for services other than those relating executive and director compensation in 2014.

The Compensation, Nominating and Governance Committee has adopted a policy requiring that the terms of engagement of the compensation consultant be set forth in an annual engagement agreement, with such agreement to set forth the scope of work to be undertaken in connection with matters relating to executive compensation. The engagement agreement also requires the compensation consultant to provide periodic reports to the Committee of any work performed by the consultant for us or any of our affiliates, other than work relating to executive compensation. The purpose of this policy is to ensure that the Committee maintains an appropriate level of control over the compensation consultant and its activities on our behalf. Towers Watson’s work on our behalf and on behalf of the Committee has not raised any conflicts of interest.

Enterprise Risk Committee. The Enterprise Risk Committee assists the board of directors in its oversight of management’s implementation of our enterprise-wide risk management process, makes recommendations to the board concerning risk tolerance, and assesses our corporate strategy in light of our risk tolerance.

Treasury and Finance Committee. The Treasury and Finance Committee assists the board of directors in its oversight of our asset-liability management goals and strategy.

The following chart provides information about board committee membership and the number of meetings that each committee held in 2014.

	Audit	Compensation, Nominating and Governance	Enterprise Risk	Treasury & Finance

John P. Barnes			X	X
Collin P. Baron			X	Chair
Kevin T. Bottomley				X
George P. Carter	Chair	X	X
William F. Cruger, Jr.	X			X
John K. Dwight			X	X
Jerry Franklin	X		X
Janet M. Hansen	X		Chair	X
Richard M. Hoyt	X	Chair	X
Nancy McAllister		X		X
Mark W. Richards	X	X
Kirk W. Walters			X
Number of meetings in 2014	11	10	11	6

In addition to the committees listed above, certain members of our board serve as members of two committees of the board of directors of the Bank. The Bank’s Loan Review Committee consists of Messrs. Barnes, Baron, Bottomley, Carter, Franklin, Richards (chairman) and Walters; the Bank’s Trust Committee consists of Ms. McAllister and Messrs. Barnes, Bottomley, Cruger, Dwight (chairman) Richards and Walters.

Compensation Committee Interlocks and Insider Participation

The Compensation, Nominating and Governance Committee of our board of directors is composed solely of individuals who are neither officers nor employees of People’s United, or any of our direct or indirect subsidiaries. The current members of the Compensation, Nominating and Governance Committee are Richard M. Hoyt (Chairman), George P. Carter, Nancy McAllister and Mark W. Richards. During the fiscal year ended December 31, 2014, there were no interlocks, as defined under the rules and regulations of the Securities and Exchange Commission, between members of the Compensation, Nominating and Governance Committee or our executive officers and entities with which such persons are affiliated.

Director Nominations

Our certificate of incorporation and bylaws provide that nominations of candidates for election as directors may be made only by the board of directors or by a registered shareholder.

Shareholders of record may nominate candidates by following the nomination provisions specified in our certificate of incorporation. Shareholders may submit nominations in writing to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary, no later than 120 days in advance of the next annual meeting at which directors will be elected or, if directors are to be elected at a special meeting of shareholders held for that purpose, no later than the close of business on the seventh day following the earlier of (i) the date on which notice of the special meeting was first given to shareholders, or (ii) the date on which a public announcement of that meeting was first made. Each shareholder nomination must include: the name and address of the shareholder of record who intends to appear in person or by proxy to make the nomination; the name and address of each person being nominated; a description of all arrangements or understandings between the shareholder submitting the nomination and the nominee and any other person (including the name of such person) concerning the nomination to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each prospective nominee to serve as a director if elected.

Role of Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee identifies possible candidates for board service and is charged with responsibility for evaluating proposed nominations, including those proposed by shareholders. The Committee selects those nominees who will be presented for election by the shareholders, or appointment by the board of directors in the case of vacancies arising between annual meetings.

Identification of Proposed Nominees. Prospective candidates for election to the board of directors can be identified in several ways. First, any current member of the board whose term is expiring, who is not disqualified from serving an additional term by reason of age pursuant to our bylaws, and who has indicated his or her willingness to stand for re-election is automatically considered to have been proposed as a possible candidate.

Second, prospective candidates for board service may be identified by members of the Committee through informal recommendations from other members of the board or other parties. The Committee may retain the services of a search firm to assist it in identifying appropriate candidates for board service.

Finally, we have in the past and may in the future appoint one or more members of the board of an acquired institution to our board.

Evaluation of Proposed Nominees. In evaluating the qualifications of proposed candidates for nomination for election to the board, including candidates recommended by shareholders, the Compensation, Nominating and Governance Committee will consider the following factors:

With respect to nominations made by a shareholder, the Committee will consider whether the nomination complies with the requirements of Section 5.06 of our certificate of incorporation.

The Committee has also established minimum qualifications for board service, which are applied to all potential candidates, including current board members proposed for re-election. The Compensation, Nominating and Governance Committee will not nominate any person for election to the board of directors if, in the opinion of the Committee:

•	actual or apparent conflicts of interest exist that would substantially interfere with the ability of such person to fulfill his or her duties as a director;

•	the person would not, or could not, effectively represent the best interests of People’s United and all of its shareholders;

•	board service would be prohibited under any applicable law or regulation, including, but not limited to, federal banking regulations prohibiting interlocking directorships; or

•	the nomination did not comply with the requirements of Section 5.06 of our certificate of incorporation.

In addition to the minimum qualifications outlined above, in evaluating proposed nominees, the Committee will consider the following factors:

•	whether, in the opinion of the Committee, the nominee exhibits personal qualities, including personal and professional integrity, judgment and collegiality, that will ensure that the nominee will work effectively with the rest of the board in serving the long-term best interests of People’s United and its shareholders;

•	the skills, personal attributes and professional qualifications of the nominee, in light of the total mix of skills, personal attributes and professional qualifications found within the board as a whole;

•	the extent to which the nominee would enhance the diversity of perspective and life experience among members of the board;

•	whether, in the opinion of the Committee, the nominee has demonstrated a commitment to the betterment of the communities that we serve; and

•	whether the nominee would be considered “independent” for purpose of service on the board or any of its committees. Lack of independence will not, by itself, render a candidate unqualified for board service; however, it is the board’s intention that a substantial majority of board members shall at all times qualify as “independent” under the listing standards of The Nasdaq Stock Market and any other applicable laws or regulations.

Within this general framework, the weight given by the Committee and by each Committee member to any particular factor may differ. For example, the evaluation process for a current board member being considered for re-election will focus on the individual’s personal qualities and skills, as reflected in his or her actual performance as a director. The Committee’s evaluation of a candidate proposed to be newly-elected to the board might give greater weight to the individual’s professional qualifications in light of the mix of professional qualifications found within the board as a whole.

The Committee would expect to follow a somewhat different process for evaluating the qualifications of a candidate who is a current board member proposed for re-election or is proposed for appointment to the board in the context of an acquisition, compared to the process it would follow in the case of a newly-identified candidate. In the case of current board members proposed for re-election, a more in-depth evaluation would have been performed at the time the individual was first proposed for election. Additionally, the Committee has personal knowledge of the individual’s strengths and weaknesses as a board member, and does not need to solicit information from third parties or conduct interviews.

The evaluation process for directors appointed to the board in the context of an acquisition would also be simpler than the process for evaluating candidates recommended by other board members or shareholders, because we may be contractually obligated to select a candidate from among the members of the board of the entity being acquired. In this instance, the evaluation process consists of reviewing information about the professional and business experience of board members who have expressed an interest in the position. Potential candidates will also meet with the Chairman of the board and the Chief Executive Officer. The Committee then makes its selection based on feedback provided by the Chairman and Chief Executive Officer, and its evaluation of the candidates’ qualifications and personal qualities, based on the factors outlined above.

The Committee seeks candidates who will bring a diversity of perspective and life experience to their board service, and it does not restrict its definition of diversity to any particular personal attribute, such as race or gender. The Committee has taken this approach because it recognizes that there are a myriad of personal characteristics, including not only race and gender but also attributes such as physical disability, national origin, geographic location, socio-economic background, professional experience, religious affiliation and prior military service, that may contribute to an individual’s diversity of perspective. Because the Committee’s definition of diversity is broadly defined, it does not have a policy requiring consideration of any particular personal attribute or attributes in evaluating the qualifications of potential candidates.

DIRECTOR COMPENSATION

Compensation of the board of directors is established by the board, upon recommendation of the Compensation, Nominating and Governance Committee. Directors who are employed by us or any of our affiliates are not entitled to additional compensation for board or committee service. Non-employee directors receive compensation according to the following table:

Annual Fees:
Cash Retainer (all members)	$24,000
Equity Compensation (all members)	95,000
Chairman of the Board	165,000
Committee Chairman:
Audit Committee	10,500
Loan Review Committee(1)	8,000
All Other Committees	4,000

Per-Meeting Attendance Fees:
Board meetings (all members)	$950
Committee meetings
Audit Committee:
Chairman	1,450
Other Audit Committee members	1,200
Chairman, Loan Review Committee(1)	1,150
Members of all Committees (except Audit)	950

(1)	Committee of the Bank’s board of directors.

Members of the board of directors of the Bank receive additional compensation for service as members of that board and its committees. However, no separate compensation is paid to a director of the Bank who attends a board meeting that is held jointly with a board meeting of People’s United and who is compensated for that meeting.

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. From time to time, Mr. Carter performs certain additional services in his capacity as chairman of the Audit Committee without a meeting of the Audit Committee (for example, meetings with representatives of our independent registered public accountants). In such cases, he receives an amount equal to the chairman’s regular Audit Committee meeting attendance fee. In addition, one or more other members of the Audit Committee periodically participate in the review of regulatory filings, and receive an amount equal to the regular Audit Committee meeting attendance fee for participation in each such review.

In addition to cash fees, non-employee directors also receive compensation in the form of our common stock under the People’s United Financial, Inc. Directors’ Equity Compensation Plan. Each director who is not an employee is granted an annual award of shares of our common stock based on a target dollar value of $95,000. These grants are made immediately following each annual meeting of shareholders. A person appointed as a director between annual meetings is eligible for a full or partial grant of an annual award at the time of his or her appointment, in the discretion of the Compensation, Nominating and Governance Committee. No stock options may be granted pursuant to the Directors’ Equity Compensation Plan. A total of 313,761 shares remained available for issuance as stock grants pursuant to this plan at February 28, 2015. Information about vesting requirements applicable to shares awarded pursuant to this Plan appear in the text following the table headed “Directors’ Equity Compensation Plan” appearing below.

Non-employee directors may also receive compensation in the form of stock awards and stock options under the 2014 Long-Term Incentive Plan. The board of directors does not intend to make recurring grants under this plan to members of the board, or otherwise to use this plan as a routine source of equity compensation for directors. No grants were made to directors in 2014 under this plan, or under either the 2007 Recognition and Retention Plan or 2007 Stock Option Plan. At February 28, 2015, a total of 3,000 shares previously issued to one director pursuant to the 2007 Recognition and Retention Plan remained unvested.

Cash dividends payable with respect to shares of common stock issued to directors under the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan are paid in the same amount and at the same time as dividends are paid to shareholders generally. Stock dividends, stock splits and similar transactions will have the same effect on shares of stock issued pursuant to the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan as on all other outstanding shares of our common stock.

DIRECTOR COMPENSATION TABLE

The following table sets forth information relating to the compensation of our directors during 2014. Amounts shown in the table include compensation paid to the named individuals as directors of the Bank.

Director Compensation(1)

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Collin P. Baron	$60,300	$93,177	$153,477
Kevin T. Bottomley	57,506	93,177	150,683
George P. Carter	264,000	93,177	357,177
William F. Cruger, Jr.(4)	15,300	—	15,300
John K. Dwight	63,996	93,177	157,173
Jerry Franklin	71,100	93,177	164,277
Janet M. Hansen	71,150	93,177	164,327
Richard M. Hoyt	58,250	93,177	151,427
Nancy McAllister	47,750	93,177	140,927
Mark W. Richards	78,027	93,177	171,204

(1)	The columns disclosing option awards, non-equity incentive plan compensation, all other compensation and changes in pension value and nonqualified deferred compensation earnings have been omitted from the table because no director earned any compensation during 2014 of a type required to be disclosed in those columns.
(2)	Includes annual cash retainer, Committee chair retainer (if applicable) and per meeting fees. For Ms. Hansen and Mr. Carter, includes fees paid for non-meeting related services as a member of the Audit Committee.
(3)	Reflects grant-date value ($14.63 per share) of 6,370 shares awarded to each director other than Mr. Cruger on April 17, 2014 pursuant to the Directors’ Equity Compensation Plan.
(4)	Appointed to the board of directors on September 18, 2014.

Information about shares awarded under equity compensation plans in 2014 or in prior years that had not vested as of December 31, 2014 is as follows (values determined by reference to the $15.18 closing price of our common stock on December 31, 2014):

Directors’ Equity Compensation Plan

	Unvested Shares Outstanding at Dec. 31, 2014
	Number	Aggregate Value
Mr. Cruger	—	$—
Each other director	6,370	$96,697

Shares of common stock issued under this plan become vested on the earliest to occur of (a) the first anniversary of the grant date, (b) the date of the annual meeting of shareholders in the year following the grant date, (c) the date a director’s board service terminates due to death or disability, or (d) a change in control of People’s United. These shares are not subject to any post-vesting transfer restriction period. At February 28, 2015, a total of 57,330 shares issued pursuant to the Directors’ Equity Compensation Plan remained unvested.

2007 Recognition and Retention Plan

	Unvested Shares Outstanding at Dec. 31, 2014
	Number	Aggregate Value
Mr. Carter	3,000	$45,540
Each other director	—	$—

Information about options previously awarded under the 2007 Stock Option Plan that were unexercised as of December 31, 2014 is as follows:

2007 Stock Option Plan

Name	Grant Date	Exercise Price	Unexercised Options Outstanding At Dec. 31, 2014
			Vested	Unvested
Messrs. Bottomley and Cruger; Ms. McAllister	—	$—	—	—
Messrs. Dwight and Richards	Jan. 17, 2008	$15.66	106,928	—
Mr. Carter	Dec. 7, 2007	$17.09	236,679	—
Each other director	Dec. 7, 2007	$17.09	194,415	—

Prior to 2008, Messrs. Dwight and Richards deferred a portion of their director compensation pursuant to a non-qualified deferred compensation plan maintained by Chittenden for the benefit of its directors. We assumed responsibility for this plan in 2008. Account balances for Messrs. Dwight and Richards under this plan are deemed invested in shares of our common stock, and future distributions from the plan will be made to Messrs. Dwight and Richards in the form of shares of our common stock rather than in cash. For the period from January 1, 2014 through December 31, 2014, the value of Mr. Dwight’s and Mr. Richards’ accounts under this plan increased by $5,846 and $116,283, respectively. The change in value during the year reflects changes in the market price of our stock and the effect of the deemed reinvestment of dividends paid on an equivalent number of shares of our stock. For Mr. Dwight, the change in value also reflects the effect of scheduled distributions made to him from the plan during 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This section includes information about our executive compensation practices, and includes information about compensation paid to our executives by our subsidiaries and affiliates. This discussion is focused specifically on the compensation of the executive officers named in the Summary Compensation Table which appears later in this section. These executives are referred to in this discussion as the named executive officers.

Executive Summary. In 2014, we continued to realize the benefits of our deep customer relationships, product breadth and ongoing strategic initiatives. Financial highlights for 2014 included:

•	Increase in earnings per share to $0.84 from $0.74 for 2013.

•	Increase in operating earnings per share to $0.82 from $0.77 for 2013.

•	Continued strong loan and deposit growth year-over-year.

¡	Loans grew by 9% to $26.6 billion.

¡	Deposits increased by 15.9% to $26.1 billion.

•	Continued improvements in asset quality.

¡	For the originated loan portfolio, non-performing loans as a percentage of total originated loans improved to 0.77% at December 31, 2014 from 0.95% at December 31, 2013.

¡	Non-performing assets (excluding non-performing acquired loans) as a percentage of originated loans, other real estate owned and repossessed assets improved to 0.88% at December 31, 2014 from 1.08% at December 31, 2013.

¡	Non-performing loans in the acquired portfolio declined to $103.6 million at December 31, 2014 from $142.5 million at December 31, 2013.

¡	Net loan charge-offs as a percentage of average total loans declined to 0.12% for 2014 compared to 0.19% in 2013.

•	Provision for loan losses declined by 7.1%, from $43.7 million in 2013 to $40.6 million in 2014, despite increases in the loan loss allowance due to loan growth.

•	Operating expenses held relatively flat at $832 million compared to $826 million in 2013.

You can find an explanation of how earnings per share differs from operating earnings per share and how we calculate operating earnings under the heading “Non-GAAP Financial Measures and Reconciliation to GAAP” in our annual report on Form 10-K for the year ended December 31, 2014. More information on the distinction between our originated and acquired loan portfolios can be found under the heading “Asset Quality” in the same report.

Our compensation program is based on pay for performance principles and designed to reward the named executive officers based on their level of management responsibility, the ability to direct employees toward the achievement of corporate goals and individual contribution and performance.

Despite persistently low interest rates and a challenging economic environment, we performed well during 2014. Both company-wide results and individual performance impact compensation for the executives. The majority of our executives’ compensation mix is variable or “at risk.” The variable components of compensation are linked to our performance against pre-established metrics and share price movement. Our variable compensation plans encourage executives to consider the impact their decisions have on both the short and long-range time horizons. Our executives’ compensation is closely aligned with our performance, and our incentive compensation payouts for 2014 reflected our performance over the past year (for annual cash incentives) and the past three years (for long-term cash-based incentives):

•	For the 2014 annual incentive, the Company established a goal based on operating earnings per share to determine the level of funding available for the payout of awards made pursuant to the short-term incentive plan. After the overall funding was determined, each individual executive’s payout was finalized to reflect performance against his or her individual goals. Based on our financial performance in 2014, the funding level was at 85% of target levels, and the Chief Executive Officer and the other named executive officers received annual incentive payouts ranging from 85% to 100% of target within a total opportunity range of 0 – 200%.

•	The long term cash based incentive payout for the 2012-2014 performance period was based on our total shareholder return relative to that of a designated peer group over that time span. Performance on that measure was at less than the 25th percentile of peers, which was the minimum payout trigger for this incentive. As a result, no payouts were made for the performance period ended on December 31, 2014.

Overview. The Compensation, Nominating and Governance Committee of our Board of Directors is responsible for overseeing and making recommendations to the independent members of the Board of Directors with respect to the compensation of the named executive officers, including the Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of each other named executive officer. The independent members of the Board of Directors have ultimate authority to approve the compensation of all named executive officers, including the Chief Executive Officer.

The Compensation, Nominating and Governance Committee also reviews, oversees and approves the management and implementation of our human resources policies and its principal employee benefit plans. The Committee may undertake other duties that are related to the human resources function. The Committee has a formal charter which describes the Committee’s scope of authority and its duties. The Committee’s charter is available on our website at www.peoples.com.

The Compensation, Nominating and Governance Committee consists of four directors, all of whom are “independent” within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market and also satisfy the standards prescribed by Rule 5605(d)(2)(A) of The Nasdaq Stock Market. The Board of Directors evaluates the independence of Compensation, Nominating and Governance Committee members annually. This evaluation, and the determination that each member of the Committee is independent and satisfies the standards prescribed by Rule 5605(d)(2)(A) of The Nasdaq Stock Market, was most recently made in February 2015.

Compensation Objectives. Our executive compensation programs are designed to attract, motivate, retain, and pay key executives (including the named executive officers) for performance. The methods used to achieve these goals are strongly influenced by the compensation and employment practices of our competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. Other considerations include each named executive officer’s individual performance as well as the encouragement of behaviors directed towards attainment of corporate goals, not all of which are financial in nature or capable of being quantified.

The compensation program is designed to reward the named executive officers based on their level of assigned management responsibilities, individual performance levels, and individual value in the job marketplace. “At-risk” components of compensation reward the named executive officers based primarily on company-wide performance while also considering their performance against individually-set performance objectives. The Chief Executive Officer’s individual performance objectives are set by the Committee. For the other named executive officers, individual performance objectives are set by the Chief Executive Officer and are reviewed and approved by the Compensation, Nominating and Governance Committee. Equity-based components of compensation provide an incentive for executive behaviors that are aligned with the interests of shareholders. The retirement component of the compensation program rewards the named executive officers for their long-term contributions to the organization.

Compensation Program Features. Our compensation program is designed to align senior executives’ compensation with shareholders’ interests, and reflects sound governance practices:

•	Pay for Performance: A majority of each senior executive’s target compensation is at risk. Actual compensation is dependent on company-wide and individual performance.

•	Balanced Approach: The at-risk portion of our senior executives’ compensation is appropriately balanced to encourage them to consider the impact their decisions have over both short and long-term time horizons.

•	Stock Ownership Guidelines: We have adopted guidelines for stock ownership by our senior executive officers. See “Stock Ownership Guidelines for Directors and Executive Officers” for more detail.

•	Clawback Provisions: Our short and long-term incentive plans allow us to recoup incentive compensation paid to an executive if circumstances warrant.

•	“Double Trigger” for Change in Control Benefits: Our Change in Control agreements have a “double trigger,” meaning that an executive must experience a qualifying termination event after occurrence of a change in control to receive severance benefits.

•	Excise Tax Gross-Ups: There are no excise tax gross-ups on change in control benefits.

•	Employment Agreements: We do not have any employment agreements with any of our senior executives.

•	Pledging and Hedging: Senior executives are prohibited from engaging in pledging and hedging activities. See “Governance Principles and Related Matters – Prohibition on Hedging and Pledging” for more detail.

•	Stock Option Practices: We do not grant discounted stock options, and we do not reprice or backdate stock options.

•	Compensation-Related Risk: On an annual basis, the Company’s Chief Risk Officer oversees a risk assessment of the Company’s incentive compensation programs.

•	Peer Group Review: To ensure that the peer group continues to be a valid reference point for making executive compensation decisions, the Compensation, Nominating and Governance Committee reviews the composition of the peer group annually and makes adjustments as needed.

•	Independent Consultant: The Compensation, Nominating and Governance Committee retains an independent compensation consultant to provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies.

Components of Compensation. We use many different building blocks as part of our overall executive compensation program. Some are paid in cash, while others are based on our common stock. The principal components of executive compensation packages consist of: base salary; annual cash bonus (also called the Short-Term Incentive Plan (STIP) Bonus); and long-term incentives.

Long-term incentives are awarded under the People’s United Financial 2014 Long-Term Incentive Plan, or LTIP. This plan, which was approved by shareholders at the 2014 annual meeting, replaced the predecessor 2008 LTIP, the 2007 Recognition and Retention Plan (RRP), and the 2007 Stock Option Plan (SOP).

Our current practice is to make long-term incentive awards in the form of stock options and restricted stock grants. Stock options and restricted stock grants vest incrementally over time, and in the case of stock options have value only if the market price of our common stock increases after the awards are made.

Named executive officers receive a variety of fringe benefits as compensation. Some of these are available to a broad range of employees, while others are limited to senior and executive officers. Fringe benefits for the named executive officers include: medical, dental and vision coverage (shared cost); pre-tax health and dependent care spending accounts; group life insurance coverage; short- and long-term disability insurance coverage; financial planning and tax preparation services; and an automobile allowance and reimbursement of operating expenses. Certain executives who do not reside permanently in the Bridgeport, Connecticut area are provided with local housing at our expense.

Retirement benefits represent an important source of compensation to the named executive officers. As with fringe benefits, some forms of retirement benefits are available to a broad range of employees, while others are limited to senior and executive officers who meet specified eligibility criteria. Retirement benefits are provided through the People’s United Bank 401(k) Employee Savings Plan; the People’s United Financial Employee Stock Ownership Plan (ESOP); and the People’s United Bank Non-Qualified Savings and Retirement Plan. The 401(k) Plan and the ESOP are tax-qualified plans available to all qualifying employees.

Additional information about the LTIP, the RRP and the SOP can be found in the “Executive Compensation Tables” section of this proxy statement in the discussion headed “ — Potential Payments upon Termination or Change in Control,” and for the 401(k) Employee Savings Plan, the ESOP, and the Non-Qualified Savings and Retirement Plan, in the discussion headed “— Retirement Plans.”

Mr. Barnes and Mr. Powlus are entitled to benefits under the Chittenden Corporation Pension Account Plan. Benefits under this plan were frozen as of December 31, 2005. Additional information about these plans can be found in the discussion following the table headed “Pension Benefits.”

Say on Pay. At the 2014 annual meeting, our shareholders approved the compensation of our named executive officers as presented in the proxy statement for that meeting, with approximately 91% of the votes cast in favor of approval. The Board of Directors elected to make no changes to our executive pay practices based on the outcome of that vote.

Executive Participation in Committee Discussions. The Chief Executive Officer and the Chief Human Resources Officer participate in the Compensation, Nominating and Governance Committee’s compensation-setting process. The Chief Financial Officer may participate to a limited extent in connection with the establishment of financially-driven performance goals. The Chief Risk Officer participates in at least one meeting annually to discuss the assessment of risk in the design and execution of the compensation programs. Executive participation is meant to provide the Compensation, Nominating and Governance Committee with input regarding our compensation philosophy, process and decisions. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Compensation, Nominating and Governance Committee. The Chief Executive Officer also provides information about individual performance assessments for the other named executive officers, and expresses to the Compensation, Nominating and Governance Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year.

Executives participate in Committee discussions purely in an informational and advisory capacity, but have no vote in the Committee’s decision-making process. The Chief Executive Officer does not attend those portions of Compensation, Nominating and Governance Committee meetings during which his performance is evaluated (except to present his self-evaluation to the Committee) or his compensation is being determined. No executive officer other than the Chief Executive Officer and, on occasion, the Chief Human Resources Officer attends those portions of Compensation, Nominating and Governance Committee meetings during which the performance of the other named executive officers is evaluated or during which their compensation is being determined.

Assembling the Components. The Compensation, Nominating and Governance Committee analyzes the level and relative mix of each of the principal components of the compensation packages for named executive officers on an annual basis. The Chief Executive Officer also makes recommendations to the Committee relating to compensation to be paid to the named executive officers other than himself. Based on this analysis and (where appropriate) the Chief Executive Officer’s recommendations, the Compensation, Nominating and Governance Committee makes annual recommendations to the independent members of the Board of Directors about each named executive officer’s compensation package to the extent derived from base salary, STIP Bonus and long-term incentives. We call this portion of executive compensation “direct compensation.”

Decisions about direct compensation are made without reference to other elements of compensation (i.e., fringe benefits, retirement benefits, and other incentive awards). Fringe benefits and retirement benefits are not specifically tailored for the named executive officers, and are provided under programs that provide similar benefits to non-executive employees.

The Compensation, Nominating and Governance Committee reviews the other components of executive compensation (fringe benefits and retirement benefits), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular named executive officer’s compensation package. Decisions about these components of compensation are made without reference to the named executive officers’ direct compensation packages, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Committee seeks to create what it believes is the best mix of the principal components of direct compensation in delivering the named executive officers’ direct compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The companies which are the source of the benchmark data may be different for the Chief Executive Officer and for the other named executive officers, due to differences in the availability of reliable data for comparable executive positions below the Chief Executive Officer level. As discussed below under the heading “—Committee Actions Affecting 2014 Compensation,” the Committee uses the benchmark data as a primary reference point when setting the Chief Executive Officer’s target compensation, and as a reference point when setting the target compensation for the other named executive officers. Except in unusual circumstances, the committee sets target compensation at levels that are competitive with the benchmark data.

For each named executive officer, a significant percentage of direct compensation is at-risk, meaning it will generally be earned or increase in value when the named executive officer or we are successful in ways that are aligned with and support shareholder interests. At-risk elements of compensation may have no value or may be worth less than the target value if applicable performance goals are not fully attained or the price of the common stock declines or remains flat after the date the at-risk compensation is awarded. At-risk compensation includes all components of direct compensation other than base salary.

Assembly of the direct compensation package for each named executive officer begins with the establishment of target ranges for the separate elements making up each named executive officer’s direct compensation package. The Compensation, Nominating and Governance Committee establishes these target ranges in consultation with the Chief Executive Officer and the independent compensation consultant. The target range for each element of direct compensation for each named executive officer is generally between the 50th and 75th percentile of the benchmark data. Deviations from the target ranges may be made to account for a particular executive’s experience, complexity of responsibility, value to the organization, and expertise in his or her field of responsibility. A number of these factors are subjective in nature.

Once the ranges have been established, the Compensation, Nominating and Governance Committee determines the base salary component for each named executive officer, including the Chief Executive Officer. In doing so, the Committee reviews base salary information compiled by the compensation consultant from the sources described above, then formulates a recommendation for the base salary component of each named executive officer’s compensation in relation to that information. The target base salary for the Chief Executive

Officer is determined using the percentile target range established for the elements of his direct compensation. The target base salary for each other named executive officer is based on target ranges for each element of direct compensation. The target base salary for each named executive officer may then be adjusted on an individual basis to reflect one or more of the factors noted in the preceding paragraph.

The Compensation, Nominating and Governance Committee follows a similar process for each other element of direct compensation using the target ranges established for the elements of direct compensation.

The target amount of the STIP Bonus award is expressed as a percentage of the executive’s base salary for the ensuing year. The assumed value of stock options for purposes of assembling the compensation package is determined using the Black-Scholes option pricing model, and the assumed value of restricted stock grants is the fair value of the common stock, in each case determined as of a date reasonably close to the date the grants are to be made. The target value of equity-based forms of compensation is split equally between stock options and restricted stock grants. The Committee may decide to depart from the target levels established for the STIP Bonus or equity compensation awards, for the same reasons as discussed with respect to base salary.

The annual process of assembling target compensation packages for the named executive officers is forward-looking in nature. Actual performance over the applicable measurement period may exceed or fall short of the targets, and the common stock may be worth more or less in the future compared to valuations used in formulating equity-based awards. This means that when at-risk compensation is actually received by a named executive officer, it may be worth more or less to the executive than was expected at the time the award was initially made. This applies to forms of at-risk compensation paid out in cash or realized from the exercise of stock options or sale of shares of restricted stock after vesting.

The amount realized by named executive officers from at-risk awards granted in prior years is not taken into account by the Compensation, Nominating and Governance Committee in the process of setting target compensation for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the link between performance and reward would be diluted or eliminated. Named executive officers would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. In addition, the value realized by a named executive officer from equity-based awards granted in prior periods depends in large measure on when the executive decides to realize that value by exercising options or by selling vested shares of restricted stock. The Committee does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

The objective of the annual compensation-setting process is to establish the appropriate level and mix of compensation for each named executive officer, in reference to the factors discussed above. The Committee believes that the accounting treatment of any given element of direct compensation, while relevant, is not a fundamental consideration in the compensation-setting process.

For the same reasons, the Compensation, Nominating and Governance Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to a named executive officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the tax code and related tax regulations. Base salary and compensation derived from restricted stock awards are not forms of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Stock options are treated as a form of performance-based compensation because their value is entirely dependent on the performance of the common stock in the market after the date the option is granted. Short-term bonus awards may qualify as forms of performance-based compensation under the income tax regulations.

The Compensation, Nominating and Governance Committee understands that we will not be able to deduct a certain portion of the compensation paid to the named executive officers if it does not qualify as performance-

based compensation for tax purposes and exceeds the Section 162(m) limit. The Committee also understands that the absence of this deduction will increase the effective cost of such compensation. The Committee believes this represents an additional cost of doing business that should be borne by the organization as a result of non-tax decisions regarding the appropriate level and mix of compensation for each named executive officer.

The Committee will continue to monitor and review our compensation policies in light of evolving corporate governance standards and the results of periodic “say on pay” votes by shareholders. It will consider revisions to compensation policies when, in the Committee’s judgment, doing so would be consistent with the achievement of long-term success and the enhancement of shareholder value.

Linking Company Performance to Incentive Plan Funding. Each year, the Compensation, Nominating and Governance Committee establishes one or more prospective company-wide performance targets for use in making funding determinations that affect payment of STIP Bonuses. Actual performance is evaluated against the target performance measures after the close of the performance period to which the measures apply. The results of that comparison are used to calculate the level of funding available to pay STIP Bonuses awarded for the applicable performance period.

The target performance measures for the STIP are objective measures that reflect our operating results for the year for which the target is established. The Committee has historically sought to ensure that attainment of the target performance measure is challenging yet achievable. When establishing a performance target in relation to results of operations, the Committee seeks to establish a target based on operating results derived from sources that are reasonably predictable and stable. Therefore, the Committee often specifies a target operating measure (such as earnings per share, or EPS) that is based on results from continuing operations. After the conclusion of the fiscal year, the Chief Executive Officer may suggest that the Committee consider additional adjustments to the target operational measures which are designed to eliminate the effects of extraordinary or unusual events. Some events for which these kinds of adjustments are made do recur from time to time, but are nevertheless considered to be extraneous to the conduct of normal day-to-day banking business. The Committee is not required to adopt the Chief Executive Officer’s recommendations. For any given year, the Compensation, Nominating and Governance Committee may decide to establish performance measures in addition to or in place of operationally-based measures. For 2014, the Committee established a STIP funding performance target based on EPS. The EPS performance measure established by the Committee differs from EPS as reported under U.S. generally accepted accounting principles because it excludes the effects of certain non-routine items. For 2014, this measure was identical to “operating EPS” as reported by us from time to time during 2014 and in January 2015.

For purposes of determining the level of funding available to pay STIP Bonuses, actual performance for the relevant year is compared to the target performance measure(s) without reference to any external factors. If actual performance falls below the targeted level but at or above a minimum threshold level set by the Committee, funding for payment of STIP Bonuses on a reduced basis may be available.

Timing of Equity Grants. Stock option grants and restricted stock grants are effective as of the grant date, and options are priced at fair market value on the date of grant. The grant date is the date the equity awards are approved for issuance by the independent members of the Board of Directors, acting on recommendations made to them by the Compensation, Nominating and Governance Committee. We define “fair market value” as the average of the high and low price of the common stock on the grant date or, if the grant date is not a day when the stock market is open, on the most recent day for which trading data is reported by the market. Equity grants are made to named executive officers during the normal annual compensation-setting cycle and may be made at other times under the circumstances described below.

The Compensation, Nominating and Governance Committee may from time to time recommend to the independent members of the Board of Directors that they approve the payment of special cash compensation or the grant of special equity-based awards to one or more named executive officers in addition to payments and grants approved during the normal annual compensation-setting cycle. The Committee might make such a recommendation if it believes it would be appropriate to reward one or more named executive officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. On occasion, special payments are contingent on some period of future service by the named executive officer. All equity grants are subject to future vesting contingencies, which may be different than the vesting periods that apply to grants made during the normal annual compensation-setting cycle.

The Committee will generally make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or a new executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

Rating Past Performance; Payout Decisions. The Committee is responsible for reviewing our actual performance against performance targets established in prior periods. The evaluation of performance in relation to those targets is essential to determining the extent to which cash bonuses are paid to named executive officers. For more information about these performance targets and how they are used, see “—Linking Company Performance to Incentive Plan Funding” above.

The amount actually paid out to each named executive officer (including the Chief Executive Officer) pursuant to a STIP Bonus award depends on two factors: the extent to which the overall STIP Bonus pool is funded for the year; and the named executive officer’s overall performance rating with respect to his or her individual performance measures and leadership competencies. The Chief Executive Officer evaluates the performance and leadership behaviors of all named executive officers other than himself, and makes recommendations to the Compensation, Nominating and Governance Committee based on those evaluations. The Committee evaluates the performance and leadership behaviors of the Chief Executive Officer.

As discussed earlier, the Committee often specifies one or more target performance measures intended to fairly represent the results of continuing operations during the ensuing year. Events may occur during the course of the year which cause management to conclude that one or more of these measures as initially established does not in fact achieve its intended goal. In that case, the Chief Executive Officer may ask the Compensation, Nominating and Governance Committee to exercise discretion in deciding whether or to what degree the applicable performance measure has been attained or exceeded. The Committee may, but is not required to, exercise that discretion.

The extent to which the overall STIP Bonus pool for all eligible employees (including named executive officers) is funded is determined by our performance measured against the target performance metrics specified by the Compensation, Nominating and Governance Committee. The bonus pool is not funded unless at least a designated minimum percentage (as determined by the Committee) of the target performance measures are attained for the year. Maximum funding of the bonus pool will occur if actual performance equals or exceeds a designated percentage (as determined by the Committee) of the target performance measures.

Once the funding level has been determined, the Committee then decides whether to apply an overall funding adjustment factor. Application of this factor may result in an adjustment to the overall funding pool. The Compensation, Nominating and Governance Committee will consider applying an overall funding adjustment factor when the actual financial performance for the preceding year was extraordinarily different from expected performance, and when the Committee believes that actual performance was not primarily attributable to any particular operating unit or units within the organization.

Each named executive officer is also evaluated on several performance objectives that are set at the beginning of the year, and may be revised during the course of the year to account for unanticipated events. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures as well as competencies and overall performance rating is taken into account in determining the amount to be paid out to that executive as a STIP Bonus. No named executive officer can receive a STIP Bonus payout in excess of 200% of the target short-term cash bonus amount.

Committee Actions Affecting 2014 Compensation. The Compensation, Nominating and Governance Committee took a variety of actions during 2014 that affected executive compensation for the year. These actions are described in greater detail below under the headings “Annual Compensation-Setting Process;” “Establishing Performance Targets;” “Rating Past Performance;” and “Other Board and Committee Actions.” Early in 2015, the Compensation, Nominating and Governance Committee evaluated the performance of People’s United against the target performance measures established in early 2014 and took other actions relating to calculation of actual payments and accruals for the STIP Bonus based on 2014 performance. The Committee also evaluated the company’s three-year total shareholder return against that of the peer group in authorizing payments for long-term cash bonuses awarded in 2012 for the three-year performance period ended December 31, 2014. We no longer include cash based awards as part of executives’ long-term incentive compensation packages. Actions taken by the Committee in 2014 with reference to performance measures established for 2013 are not included in the following discussion.

Annual Compensation-Setting Process

In February 2014, the Committee recommended, and the independent members of the Board of Directors approved, the various components of the annual compensation packages for the Chief Executive Officer and other named executive officers. Additional information regarding base salary, stock options, and restricted stock grants are included in the detailed compensation tables elsewhere in this proxy statement. Information about the STIP Bonus target amounts is included in this discussion.

For 2014, the Committee selected the following companies for use in benchmarking the Chief Executive Officer’s compensation package:

Associated Banc-Corp.	BancorpSouth, Inc.*
City National Corp.	Comerica Inc.
Commerce Bancshares Inc.	Cullen/Frost Bankers, Inc.
East West Bancorp	FirstMerit Corporation*
First Niagara Financial Group, Inc.	Fulton Financial Corp.
Huntington Bancshares Inc.	M&T Bank Corp.
New York Community Bancorp, Inc.*	Susquehanna Bancshares, Inc.*
Signature Bank*	Synovus Financial Corp.
Valley National Bancorp*	Wintrust Financial Corp.
Webster Financial Corp.	Zions Bancorporation

The companies in this group are all in the financial services industry. All companies listed in the peer group had a market capitalization between $1 billion and $11 billion at the time the companies were selected. Other factors used in selecting these companies were asset size and loan portfolio size. Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.

The above peer group (the CEO peer group) was modified for use as a comparison reference in developing the compensation packages for the other named executive officers, by excluding the six companies marked with an asterisk in the above list. This was done because of the limited amount of data available for comparable non-CEO executive positions in the unmodified peer group. All of the companies in the modified peer group (the NEO peer group) participate in relevant compensation surveys sponsored by the Committee’s independent compensation consultant.

For 2014, the Committee established the target value of Mr. Barnes’ direct compensation package at approximately $3.5 million, placing him in the 53rd percentile for direct compensation paid to chief executive officers of the companies included in the CEO peer group. This target was established based on our recent financial performance, Mr. Barnes’ estimated value in the marketplace, and the Committee’s view of the Chief Executive Officer’s critical role in our future success.

The Committee began the compensation-setting process for the other four named executive officers by referring to internally developed broad guidelines which specify target dollar ranges for executive compensation. These guidelines are based in large part on competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The Committee initially established the overall level of direct compensation for each of these named executive officers within the guideline ranges after considering our recent performance and the contribution of each named executive officer to those results, the value of each executive’s job in the marketplace, and the criticality of each named executive officer to our future success in attaining our business goals. The Committee next evaluated these preliminary compensation decisions in comparison to the compensation of executives having comparable responsibilities at companies in the NEO peer group.

The Committee compared its preliminary compensation decisions for the four named executive officers with the NEO peer group data to ensure that those preliminary decisions did not deviate significantly from market practice.

The target value of the four named executive officers’ direct compensation packages, as established by the Committee for 2014 following the steps outlined above and based on equity valuation assumptions as of a date reasonably close to the Committee’s action, each fell within or slightly above the third quartile for direct compensation paid to executive officers performing similar duties with the companies included in the peer group. The decision to provide certain named executive officers with direct compensation packages having target values in excess of the 75th percentile for peers was considered appropriate in view of the value of the officers’ services to the Company and in view of the officers’ experience, complexity of responsibility, and expertise in their respective fields of responsibility.

The target value of each named executive officer’s 2014 direct compensation, and the percentage change from the target value of each officer’s 2013 direct compensation, is as follows:

	Total Direct Compensation	% change
Mr. Barnes	$3,500,000	4.1%
Mr. Daukas	$1,064,000	n/a
Mr. Powlus	$1,283,748	4.0%
Mr. Tengel	$1,372,109	1.5%
Mr. Walters	$2,006,536	1.5%

After establishing the target value for the overall direct compensation packages for Mr. Barnes and the other four named executive officers, the Committee made detailed determinations for each element of those packages in order to arrive at the desired overall result for each officer. Detailed information regarding the components of each named executive officer’s direct compensation package and the percentage change from the target value of each component of 2013 direct compensation packages, is as follows:

	Base Salary	% change	STIP Bonus Target	% change	Long-Term Incentive Target	% change
Mr. Barnes	$1,000,000	2.6%	$1,000,000	2.6%	$1,500,000	6.1%
Mr. Daukas	$380,000	n/a	$304,000	n/a	$380,000	n/a
Mr. Powlus	$442,672	4.0%	$354,137	4.0%	$486,939	4.0%
Mr. Tengel	$457,370	1.5%	$365,896	1.5%	$548,844	1.5%
Mr. Walters	$647,270	1.5%	$582,543	1.5%	$776,723	1.5%

Mr. Daukas did not receive a salary increase in 2014 or any incentive compensation awards in 2013 because he first joined the Company in December 2013.

STIP Bonus targets were established for each named executive officer as a percentage of his base salary. The actual amount to be paid out to each named executive officer will be determined in part based on our financial performance for the year and in part based on the other factors discussed under the heading “—Rating

Past Performance; Payout Decisions.” The amount paid out will not exceed 200% of the target amount. See “Rating Past Performance” below for a discussion of the amounts paid out to the named executive officers pursuant to these awards.

The Committee established Mr. Barnes’ STIP Bonus target at the amount shown in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation. The Committee established the STIP Bonus target amounts for each other named executive officer at the levels shown in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

To arrive at the desired total target value of each named executive officer’s direct compensation package for 2014, and in light of the levels of base salary and STIP Bonus award already determined, the Committee established the target value of the long-term incentive portion for each named executive officer in the amounts shown in the table.

The target value of the long-term incentive portion of each named executive officer’s compensation package is made up of the target value of the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. The overall target value of these long-term awards is evenly split between stock options and restricted stock awards. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The target value of the long-term incentive portion of each named executive officer’s compensation package is entirely attributable to equity-based forms of compensation. The Committee considered this to be an appropriate means of aligning our officers’ compensation with the long-term interests of shareholders.

The Committee follows a philosophy of emphasizing the at-risk components of direct compensation for executive officers. The following table illustrates the mix of each named executive officer’s target compensation for 2014, with each component expressed as a percentage of the officer’s total direct compensation:

	Base Salary	STIP Bonus Target	Long-Term Incentive Target
Mr. Barnes	28.6%	28.6%	42.9%
Mr. Daukas	35.7%	28.6%	35.7%
Mr. Powlus	34.5%	27.6%	37.9%
Mr. Tengel	33.3%	26.7%	40.0%
Mr. Walters	32.3%	29.0%	38.7%

Based on the target values of the 2014 long-term incentive awards established for each named executive officer, the Committee recommended the award of options to purchase shares of common stock and the award of shares of common stock, subject to vesting restrictions, to the named executive officers as follows:

	Restricted Shares	Optioned Shares
Mr. Barnes	53,362	474,684
Mr. Daukas	13,518	120,253
Mr. Powlus	17,323	154,095
Mr. Tengel	19,525	173,685
Mr. Walters	27,632	245,799

Additional information about these restricted shares and options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. Stock options will have no value unless the market value of our common stock is higher than the exercise price of the options. The actual value realized upon the exercise of stock options will depend on the market value of our stock at the time of exercise, and the actual value realized by each named executive officer from restricted shares will depend on the market value of our stock at the time he chooses to sell such shares.

See “—Other Board and Committee Actions” for information about additional equity grants made to Mr. Daukas in February 2014.

All Compensation, Nominating and Governance Committee actions taken with respect to the Chief Executive Officer and the four other named executive officers were presented as recommendations for approval by the independent members of the Board of Directors. The Chief Executive Officer participated in the development of the recommendations for the named executive officers other than himself. He did not vote on the adoption of these recommendations by the Committee. All of the Committee’s recommendations regarding the compensation of the Chief Executive Officer and the other named executive officers were approved by the independent members of the Board of Directors in February 2014.

Establishing Performance Targets. In February 2014, the Committee established the performance targets for purposes of determining actual payouts for the 2014 STIP Bonus. The Committee specified a performance target equal to budgeted EPS from continuing operations for the year, or $0.90. The EPS measure established by the Committee differs from EPS as reported under U.S generally accepted accounting principles because it excludes the effects of certain non-routine items.

Management advised the Committee that it considered this target to be challenging in light of a variety of factors, including: continuing weakness in the credit markets; the Company’s conscious decision to favor preservation of capital over investment yield; the continuing low interest rate environment; and the general competitive environment for 2014. The Committee thus viewed the performance targets to be challenging yet achievable goals based on this information.

Rating Past Performance.

In January 2015, the Compensation, Nominating and Governance Committee evaluated our actual performance during 2014 against the STIP performance target established in February 2014 and the performance target established in February 2012 for cash-based long-term incentive awards made at that time. For 2014, EPS from continuing operations was $0.82 representing approximately 91% of the performance target established by the Committee at the beginning of 2014. Based on these results, management recommended, and the Committee approved, funding for the overall STIP Bonus pool at 85% of target, consistent with the funding metrics approved at the beginning of 2014 without any funding adjustments.

In determining the 2014 STIP Bonus payouts for the other named executive officers, the Compensation, Nominating and Governance Committee considered the Chief Executive Officer’s evaluation of each named executive officer’s performance against the individual set of previously-established key performance measures and leadership competencies for each officer. The types of personal objectives established for each named executive officer depend on their respective areas of responsibility. Objectives for executive officers in charge of a business line are focused on attainment of specified revenue, profitability and cost-containment goals. Objectives for executive officers in charge of staff functions include cost containment measures and also focus on process improvement and business integration goals. The level of accomplishment is weighed across all goals to arrive at an overall rating of performance for incentive compensation purposes. Incentive compensation payout ratios for a named executive officer may range from zero to 200% of the target payout for that officer, depending on the level of funding available for the overall incentive compensation pool (determined solely by reference to the Company’s performance with respect to the established EPS performance measure) and the overall performance rating for the individual officer. The personal objectives and/or key performance measures established for our named executive officers in 2014 were as follows:

Named Executive Officer	Key Performance Measures
Mr. Barnes	Earnings per share; revenue growth; expense control; asset quality; risk management; and project-related goals (e.g., process improvement and business integration)

Mr. Daukas	Earnings per share; revenue growth; fee income growth; expense control

Mr. Powlus	Earnings per share; expense control; fee revenue; and project-related goals (e.g., process improvement and business integration)

Mr. Tengel	Earnings per share; revenue growth; loan growth; expense control; deposit growth; and asset quality

Mr. Walters	Earnings per share; revenue growth; expense control; risk management; and project-related goals (e.g., process improvement and business integration)

The Committee evaluated the performance of each of the named executive officers relative to their respective performance measures. Based on those evaluations, the Committee determined that each of the named executive officers met or exceeded expectations with respect to their individual goals. The Committee also considered the leadership behaviors exhibited by each of the named executive officers during the year. As a result of the Committee’s evaluation and its recommendations to the full Board, the Board authorized STIP Bonus payouts to the named executive officers ranging from 85% to 100% of target within the overall opportunity range of zero to 200%.

Based on each individual’s level of achievement and the level of funding available in the STIP Bonus pool, the Committee recommended, and the independent members of the Board of Directors approved, payouts of STIP Bonuses for each named executive officer, as follows:

	Payout Amount	Payout as Percentage of STIP Bonus Target
Mr. Barnes	$1,000,000	100%
Mr. Daukas	$258,400	85%
Mr. Powlus	$318,724	90%
Mr. Tengel	$329,306	90%
Mr. Walters	$582,543	85%

Additional information about STIP Bonus awards is contained in the table headed “Grant of Plan-Based Awards” below. STIP Bonus payouts for 2014 are included in the column headed “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below, and in the explanatory text following that table.

The Compensation, Nominating and Governance Committee evaluated our total shareholder return, or TSR, relative to the group of peer companies for the purpose of determining cash-based long-term incentive payouts for the 2012-2014 performance cycle based on the criteria established for these awards at the time they were made. Our TSR for the three-year period ended December 31, 2014 was 36.6%, which ranked below the 25th percentile of the designated peer group. As a result, no payout was made with respect to the long-term incentive awards granted in 2012.

Other Board and Committee Actions. The Board of Directors approved Mr. Daukas’ base salary at the time he joined the Company in December 2013. Due to the imminent year-end, the Board deferred action on awards of equity grants to Mr. Daukas notwithstanding its usual practice of doing so at the time a new executive officer is hired. In February 2014, the Committee recommended, and the independent members of the Board approved, restricted stock awards and stock option grants to Mr. Daukas as follows:

	Restricted Shares	Optioned Shares
Mr. Daukas	9,057	80,570

These awards were in lieu of equity awards that ordinarily would have been made to Mr. Daukas at the time he was hired and were in addition to the equity awards made to Mr. Daukas as part of the regular 2014 compensation cycle. Additional information about these awards is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below.

COMPENSATION COMMITTEE REPORT

The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K with management. Based upon such review and discussion, the Compensation, Nominating and Governance Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation, Nominating and Governance

    Committee

Richard M. Hoyt, Chairman

George P. Carter

Nancy McAllister

Mark W. Richards

REVIEW OF COMPENSATION-RELATED RISK

We have considered the extent to which our compensation policies and practices influence the behaviors of our executives and other employees with respect to taking business risks that could affect us. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on us, either individually or in the aggregate. Executive management, including our Chief Risk Officer, conducts an annual risk assessment of these policies and practices and will advise the Compensation, Nominating and Governance Committee of their findings and recommendations (if any) for changes to these policies and practices.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth a summary for the last fiscal year of the cash and non-cash compensation paid or awarded to our principal executive officer and principal financial officer, and our three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the 2014 fiscal year (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John P. Barnes	2014	$994,712	$—	$741,989	$726,267	$1,000,000	$2,000	$233,154	$3,698,121
President and Chief Executive Officer	2013	969,712	—	712,173	682,393	1,273,125	22,905	210,645	3,870,954
	2012	940,385	—	1,237,900	299,612	950,000	35,847	240,684	3,704,427

Galan G. Daukas(1)	2014	$380,000	$—	$313,849	$307,259	$258,400	$—	$46,980	$1,306,488
Sr. Executive Vice President (Wealth Management)

Lee C. Powlus	2014	$439,070	$—	$240,956	$235,765	$318,724	$500	$194,945	$1,429,961
Sr. Executive Vice President	2013	423,881	—	239,048	225,997	423,724	7,985	152,859	$1,473,494
(Chief Administrative Officer)	2012	412,050	—	236,349	115,816	300,456	10,759	178,926	1,254,356

Jeffrey J. Tengel	2014	$455,940	$—	$271,570	$265,738	$329,306	$—	$74,376	$1,396,930
Sr. Executive Vice President (Commercial Banking)	2013	448,742	—	275,332	261,004	456,597	1,425	85,631	$1,528,730
	2012	435,664	—	272,376	133,754	318,078	1,306	72,557	1,233,735

Kirk W. Walters	2014	$645,246	$—	$384,277	$376,072	$495,161	$—	$146,964	$2,047,721
Sr. Executive Vice President (Chief Financial Officer)	2013	635,059	—	387,677	369,371	718,819	1,830	195,977	$2,308,733
	2012	620,354	—	383,886	189,288	506,412	1,230	189,689	1,890,859

(1)	Not a named executive officer prior to 2014.

Amounts shown in the “Stock Awards” column reflect the value of the awards on the date granted. Stock awards are generally valued at the average of the high and low stock price on the grant date. The value attributed to stock allocated pursuant to the Employee Stock Ownership Plan, which we call the ESOP, is based on the closing price of our common stock on the date the allocation was made. For more information on stock awards made to the named executive officers during 2014, see the table in this section entitled “Grants of Plan-Based Awards.”

Amounts shown in the “Option Awards” column reflect the value of the awards on the date granted. Stock options are valued using the Black-Scholes option pricing model. For 2014, the assumptions shown in the following table were used for the purpose of valuing options granted on the indicated date. All options granted on that date were granted pursuant to the 2007 Stock Option Plan.

Option Grant Date	Option Value	Black-Scholes Assumptions
		Exercise Price	Dividend Yield	Expected Volatility Rate	Risk-free Interest Rate	Expected Term (Years)
February 20, 2014	$1.53	$13.90	4.75%	22.36%	1.57%	4.97

The exercise price shown in the above table is equal to the fair value of the underlying stock on the grant date. For more information on option grants made to the named executive officers during 2014, see the table entitled “Grants of Plan-Based Awards.”

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2014 reflect short-term incentive bonus payments made to the named executive officers in 2015 with respect to performance in 2014. No payments were made to the named executive officers in 2015 as long-term incentive bonuses based on our performance during the 2012-2014 performance cycle.

Amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are for the twelve months ended December 31, 2014 which is the pension plan measurement date we use for financial reporting purposes. Details of these amounts are as follows:

	Change in Pension Value(a)	Nonqualified Deferred Compensation Earnings(b)
John P. Barnes	$2,000	$—
Galan G. Daukas	$—	$—
Lee C. Powlus	$500	$—
Jeffrey J. Tengel	$—	$—
Kirk W. Walters	$—	$—

(a)	Messrs. Daukas, Tengel and Walters do not participate in any of our defined benefit plans.
(b)	During 2014, no amounts earned on compensation deferred by the named executive officers under any of our non-qualified defined contribution plans constituted “above-market” earnings. Information about how these earnings are calculated is shown in the table headed “Non-Qualified Deferred Compensation” and accompanying text.

Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits consist of: a company-supplied automobile or automobile allowance; tax preparation and financial planning services; personal use of gasoline credit card; for Messrs. Powlus and Walters, the cost of providing local housing in the Bridgeport area; and for Messrs. Barnes, Powlus and Walters, the use of a company-owned airplane (and related ground transportation) to the extent such use was not considered under applicable regulations to be integrally and directly related to the performance of his duties ($71,988, $81,354 and $22,644, respectively).

Direct flights between Bridgeport, Connecticut and Burlington, Vermont (or nearby airports if necessary due to weather conditions or other considerations) were taken into account in determining the value attributed to the use of the company-owned airplane. Certain flights between Burlington, Vermont and other destinations were also considered where the principal purpose associated with the flight was not business related. The per-flight cost of each trip on which Mr. Barnes, Mr. Powlus or Mr. Walters was a passenger was divided by the number of our employees on the same flight for purposes of determining the amount attributable to each of them for such trips. Fixed costs such as the monthly third-party management fee associated with the airplane were excluded in making this calculation.

Additional items shown as “All Other Compensation” for 2014 include: employer matching contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Barnes, $78,388; Mr. Daukas, $14,800; Mr. Powlus, $30,102; Mr. Tengel, $17,838; and Mr. Walters, $46,931); employer retirement contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Barnes, $59,091; Mr. Daukas, zero; Mr. Powlus, $22,877; Mr. Tengel, $23,628; and Mr. Walters, $35,198); life insurance premiums ($551 for each named executive officer); the employer-paid portion of medical and/or dental insurance premiums ($15,437 for each named executive officer); and for Messrs. Powlus and Walters, tax gross-up payments of $10,481 and $6,040, respectively, with respect to the local housing expenses paid on their behalf.

The employer retirement credits made to the Non-Qualified Savings and Retirement Plan were made in 2015 with respect to services rendered during 2014 and, accordingly, are not reflected in the table entitled “Non-Qualified Deferred Compensation” appearing elsewhere in this section.

Grant of Plan-Based Awards. The following table sets forth information concerning grants of plan-based awards made in 2014 to the named executive officers under the Short-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan and the Employee Stock Ownership Plan.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
John P. Barnes	Jan. 30, 2014(4)				9			$14.42	$123
	Feb. 20, 2014(5)	$500,000	$1,000,000	$2,000,000
	Feb. 20, 2014(6)				53,362			13.99	741,865
	Feb. 20, 2014(6)					474,684	$13.90	13.99	726,267
Galan G. Daukas	Feb. 20, 2014(5)	$152,000	$304,000	$608,000
	Feb. 20, 2014(6)				22,575			$13.99	$313,849
	Feb. 20, 2014(6)					200,823	$13.90	13.99	307,259
Lee C. Powlus	Jan. 30, 2014(4)				9			$14.42	$123
	Feb. 20, 2014(5)	$177,069	$354,137	$708,275
	Feb. 20, 2014(6)				17,323			13.99	240,833
	Feb. 20, 2014(6)					154,095	$13.90	13.99	235,765
Jeffrey J. Tengel	Jan. 30, 2014(4)				9			$14.42	$123
	Feb. 20, 2014(5)	$182,948	$365,896	$731,791
	Feb. 20, 2014(6)				19,525			13.99	271,446
	Feb. 20, 2014(6)					173,685	$13.90	13.99	265,738
Kirk W. Walters	Jan. 30, 2014(4)				9			$14.42	$123
	Feb. 20, 2014(5)	$291,271	$582,543	$1,165,085
	Feb. 20, 2014(6)				27,632			13.99	384,154
	Feb. 20, 2014(6)					245,799	$03.90	13.99	376,072

(1)	For equity grants other than those made pursuant to the ESOP, this is the date grants were approved by the independent members of the board of directors. Share allocations made pursuant to the ESOP are made as soon as administratively practicable following the date shares are released by the ESOP trustee from the ESOP’s loan repayment account in accordance with the terms of the plan, or as soon as administratively practicable following the date the Administrative Committee authorizes the reallocation of unvested shares forfeited by terminated plan participants to the accounts of then-current participants in the plan.
(2)	The threshold payment for a STIP Bonus is shown as 50% of the target amount. Zero payouts are also possible. The maximum payout with respect to a STIP Bonus award is 200% of the target amount.
(3)	Exercise price is equal to “fair market value” which we define as the average of the high and low stock price on the grant date. This will usually differ from the closing price on the grant date. The fair value of shares allocated to each executive pursuant to the ESOP is based on the closing price on the date the allocation is made.
(4)	Reallocation of pro rata portion of unvested shares forfeited by terminated ESOP participants.
(5)	STIP Bonus award for 2014, payable in 2015.
(6)	Stock awards granted pursuant to 2007 Recognition and Retention Plan, option awards granted pursuant to 2007 Stock Option Plan.

The columns disclosing estimated future payouts under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2014 of a type required to be disclosed in those columns.

All stock and option awards shown in this table were made pursuant to the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan and the ESOP, as noted. We define “fair market value” as the average of the high and low trading price of the common stock on The Nasdaq Stock Market on the date of grant or, if no trades take place on that date, the most recent day for which trading data is available.

Cash dividends paid with respect to shares of restricted stock are paid to the grantee at the same time as dividends are paid on all other shares of our common stock, regardless of whether awards have vested. Cash dividends paid with respect to shares of stock allocated to the participant’s account in the ESOP, whether or not vested, may be paid to the participant at the same time as dividends are paid on all other shares of our common stock or may be reinvested in additional shares of common stock, at the participant’s election.

Stock and option awards made to the named executive officers in 2014 will vest as described below:

Source of Grant (Plan Name)	Grant Date(s)	Vesting Schedule
2007 Recognition and Retention Plan	Feb. 20, 2014	33 1⁄3% on Mar. 1 following each of the first three anniversaries of grant date
2007 Stock Option Plan	Feb. 20, 2014	33 1⁄3% on Mar. 1 following each of the first three anniversaries of grant date

A participant in the ESOP becomes fully vested once he or she has completed five years of credited service, as defined in the plan. All of the named executive officers except Mr. Daukas are fully vested in shares allocated to their accounts under this plan.

For purposes of this table, the grant date fair value of stock awards is generally equal to the number of shares awarded multiplied by the fair value of the shares as determined pursuant to the applicable plan. For stock allocated pursuant to the ESOP, the fair value is assumed to be equal to the closing price of the common stock on the date the shares were allocated to participants’ accounts. The grant date fair value of options is determined using the Black-Scholes option pricing model with the assumptions set forth in the text following the Summary Compensation Table for specified grant dates.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John P. Barnes	14,650	—	$16.08	Jan. 16, 2018	3,000(a)	$45,540
	284,659	—	15.66	Jan. 17, 2018	10,690(b)	162,274
	22,000	—	16.94	Feb. 21, 2018	16,667(c)	253,005
	32,674	—	16.58	Jan. 22, 2019	23,779(d)	360,965
	32,461	—	15.80	Jan. 28, 2020	36,446(d)	553,250
	85,028	—	13.05	Sep. 16, 2020	53,362(e)	810,035
	81,453	27,148(b)	13.42	Feb. 17, 2021
	68,404	68,405(d)	12.65	Feb. 16, 2022
	102,002	204,004(d)	12.94	Feb. 21, 2023
	—	474,684(e)	13.90	Feb. 20, 2024

Galan G. Daukas	—	200,823(e)	13.90	Feb. 20, 2024	22,575(e)	$342,689

Lee C. Powlus	5,715	—	$16.94	Feb. 21, 2018	2,908(b)	$44,143
	48,200	—	17.45	Oct. 9, 2018	667(f)	10,125
	8,966	—	16.58	Jan. 22, 2019	9,192(d)	139,535
	8,821	—	15.80	Jan. 28, 2020	12,071(d)	183,238
	9,792	—	13.05	Sep. 16, 2020	17,323(e)	262,963
	22,152	7,385(b)	13.42	Feb. 17, 2021
	5,439	1,814(f)	13.55	Jul. 21, 2021
	26,442	26,442(d)	12.65	Feb. 16, 2022
	33,781	67,563(d)	12.94	Feb. 21, 2023
	—	154,095(e)	13.90	Feb. 20, 2024

Jeffrey J. Tengel	32,012	—	$15.56	Mar. 8, 2020	5,273(g)	$80,044
	63,072	15,769(g)	15.56	Mar. 8, 2020	5,777(b)	87,695
	44,007	14,670(b)	13.42	Feb. 17, 2021	10,616(d)	161,151
	30,357	30,538(d)	12.65	Feb. 16, 2022	13,940(d)	211,609
	39,014	78,028(d)	12.94	Feb. 21, 2023	19,525(e)	296,390
	—	173,685(e)	13.90	Feb. 20, 2024	238(h)	3,613

Kirk W. Walters	60,000	20,000(b)	$12.30	Mar. 17, 2021	7,309(b)	$110,951
	353,982	—	12.30	Mar. 17, 2021	15,023(d)	228,049
	43,216	43,217(d)	12.65	Feb. 16, 2022	19,728(d)	299,471
	55,212	100,425(d)	12.94	Feb. 21, 2023	27,632(e)	419,454
	—	245,799(e)	13.90	Feb. 20, 2024

Vesting schedules for the footnoted items in the table above are as follows:

(a)	100% on Jul. 22, 2015
(b)	100% on Mar. 1, 2015
(c)	100% on Feb. 16, 2015
(d)	50% on Mar. 1, 2015; 50% on Mar. 1, 2016
(e)	One-third on Mar. 1, 2015; one-third on Mar. 1, 2016; one-third on Mar. 1, 2017
(f)	100% on Jul. 21, 2015
(g)	100% on Mar. 8, 2015
(h)	100% on Feb. 3, 2015 (shares held in ESOP)

The market value of unvested stock awards was calculated for purposes of this table using a per-share value of $15.18, which was the closing price of our common stock on December 31, 2014.

The columns disclosing awards under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2014 or in prior years of a type required to be disclosed in those columns.

The following table presents information about the exercise of stock options and the vesting of stock awards during 2014 for the named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John P. Barnes	—	$—	3,695	$54,076
			9	123
			16,667	234,255
			52,691	748,212
			3,000	44,640
			7,922	117,582

Galan G. Daukas	—	$—	—	$—

Lee C. Powlus	—	$—	1,004	$14,694
			9	123
			18,134	257,503
			666	9,858
			913	13,551

Jeffrey J. Tengel	—	$—	4	$62
			238	3,290
			23,361	331,726
			8,812	129,008

Kirk W. Walters	—	$—	9	$123
			32,195	457,169
			32,481	470,650

Cash dividends paid with respect to shares of restricted stock made under our equity incentive plans are paid to the grantee at the same time as dividends are paid on all other shares of our common stock, regardless of whether awards have vested. During 2014, the named executive officers received dividend payments on unvested shares of stock awards made under our equity incentive plans in the following amounts: Mr. Barnes, $102,127; Mr. Daukas, $11,175; Mr. Powlus, $28,619; Mr. Tengel, $38,304; and Mr. Walters, $51,842.

Shares allocated pursuant to the ESOP during 2014 to the account of each named executive officer are shown in the following table and in the table entitled “Grant of Plan-Based Awards”. The table reflects the reallocation to ESOP participants’ accounts of unvested shares forfeited by former ESOP participants. The normal allocation of shares to ESOP participants’ accounts for the year ended December 31, 2014 was made on January 28, 2015 and is not shown in this table.

ESOP Shares Allocated on January 30, 2014
Mr. Barnes	9
Mr. Daukas	—
Mr. Powlus	9
Mr. Tengel	9
Mr. Walters	9

Employees must complete at least one full year of credited service for participation in the ESOP. Share allocations on January 30, 2014 were based on eligible compensation earned during 2013. The values shown in the “Option Exercises and Stock Vested” table for the shares allocated to the named executive officers’ ESOP accounts are also included in the “Stock Awards” column of the Summary Compensation Table.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John P. Barnes	Chittenden Corporation Pension Account Plan	22.2	$312,100	$—

Lee C. Powlus	Chittenden Corporation Pension Account Plan	13.0	$70,200	$—

(1)	Values are as of December 31, 2014, which is the pension plan measurement date we use for financial reporting purposes.

Mr. Barnes and Mr. Powlus are participants in the Chittenden Corporation Pension Account Plan, a tax-qualified defined benefit plan for which we assumed responsibility in 2008. None of our named executive officers are eligible to participate in any other People’s United defined benefit plans. The Chittenden Corporation Pension Account Plan was closed to new participants as of December 31, 2005 and all of our other defined benefit plans were closed to new participants effective August 14, 2006.

Benefits under the Chittenden Corporation Pension Account Plan were frozen as of December 31, 2005. The maximum number of years of credited service used in calculating benefits under that plan is equal to the number of years of service credited to each plan participant as of that date. This plan is a cash balance plan. Consequently, values shown in the table for Mr. Barnes and Mr. Powlus represent the actual value of their respective accumulated benefits, without actuarial adjustments.

Benefits under our other defined benefit pension plans were frozen as of December 31, 2011. Consequently, the maximum number of years of credited service used in calculating benefits under these plans is equal to the number of years of service credited to each plan participant as of that date.

Retirement Plans

Employees’ Retirement Plan. The People’s United Bank Employees’ Retirement Plan is a tax-qualified noncontributory defined benefit plan. The People’s United Bank Cap Excess Plan and the People’s United Bank Enhanced Senior Pension Plan (described below) are non-qualified supplemental defined benefit plans which together are referred to as the Supplemental Retirement Plans.

Employees who began employment with the Bank on or after August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan or in the Supplemental Retirement Plans. None of our named executive officers are participants in these plans.

The Employees’ Retirement Plan provides retirement benefits for eligible employees. Subject to the limitations imposed under the Internal Revenue Code, benefit payments are based on the employee’s years of credited service and the higher of (a) the employee’s average annual compensation paid during the five consecutive calendar years during the last ten years of participation that produce the highest average, or (b) 12 times the employee’s average monthly compensation paid during the last 60 consecutive months during which the employee received a salary while a participant in the Employees’ Retirement Plan.

For purposes of the benefit calculation, compensation is the sum of salary and bonus, subject, for purposes of the Employees’ Retirement Plan benefit calculations, to the limits specified in the Internal Revenue Code. Under the Internal Revenue Code, compensation in excess of specified limits cannot be considered for purposes of determining benefits under the Employees’ Retirement Plan. The basic pension benefit is a lifetime annual pension payable to employees retiring at age 65 equal to 1.1% of average annual compensation up to average Social Security covered compensation (which is an average of Social Security wage bases), plus 1.7% of average annual compensation in excess of the retiree’s average Social Security covered compensation, all multiplied by the employee’s years of credited service up to 30 years.

Cap Excess Plan. The Cap Excess Plan covers employees who are participants in the Employees’ Retirement Plan, who are otherwise eligible under the Cap Excess Plan and whose benefits under the Employees’ Retirement Plan are affected by limitations on compensation described above and limitations on benefit amounts payable by tax-qualified plans under the Internal Revenue Code. The Cap Excess Plan benefit is equal to the monthly benefit the participant would have received under the Employees’ Retirement Plan if those limitations did not apply, less the amount he or she would actually receive under that plan.

Enhanced Senior Pension Plan. The Enhanced Senior Pension Plan provides for the payment of supplemental pension benefits for employees who are otherwise eligible under the Enhanced Senior Pension Plan and have attained age 50. The Enhanced Senior Pension Plan provides for an annual target retirement benefit equal to the excess of (1) 50% of the average compensation that would be used in calculating Employees’ Retirement Plan benefits if the limitations on compensation imposed by the Internal Revenue Code did not apply, over (2) the benefits payable to the covered employee under any other qualified defined benefit plans maintained by the employee’s former employers, subject to certain exceptions. The target benefit is then reduced by 1/15th for each year of credited service with the Bank less than 15. Target benefits under the Enhanced Senior Pension Plan are offset by benefits payable under the Employees’ Retirement Plan and the Cap Excess Plan. A participant in the Enhanced Senior Pension Plan becomes vested upon attaining age 55 or upon completing five years of service (whichever is later), and in any event upon reaching his or her normal retirement date. In addition, all participants in the Enhanced Senior Pension Plan become fully vested upon a change in control of the Bank or on the date the Bank enters into an agreement which would result in a change in control if consummated.

The Supplemental Retirement Plans generally provide for payment of benefits in a lump sum on the later of (A) the first payroll date of the seventh month following the participant’s termination of service, or (B) the first payroll date of the month following the participant’s attainment of age 55. The lump sum amount is equal to the present value of the applicable plan benefit determined as set forth above, and is calculated using interest assumptions, mortality tables and all other actuarial factors applied under the Employees’ Retirement Plan for purposes of determining present values of benefits payable under that plan.

Effective December 31, 2011, the benefits earned under the three plans described above were frozen. Continued service with People’s United (and our affiliates) and all compensation earned for periods beginning after that date will be disregarded for purposes of calculating the benefits payable under these plans.

Chittenden Corporation Pension Account Plan. The Chittenden Corporation Pension Account Plan is a tax-qualified noncontributory defined benefit plan. Substantially all former full-time employees of Chittenden who were age 21 with one year of service prior to 2006 participate in the Pension Account Plan. Messrs. Barnes and Powlus are the only named executive officers who are participants in this plan. This plan is a cash balance plan under which each participant’s benefit is determined based on annual pay credits and interest credits made to each participant’s notional account. Effective December 31, 2005, the benefits earned under the Pension Account Plan were frozen. As a result, no additional pay credits have been made to accounts since that date. Interest credits will continue to be made until benefits are paid.

Under the Pension Account Plan, interest credits are based on the notional account balance on the last day of the prior plan year and the plan’s interest credit rate. The plan’s interest credit rate for a given year, which is specified by the plan documents, equals the average 12-month Treasury Bill rate during December of the preceding plan year plus 0.5%, subject to an 8.0% maximum rate. The interest credit rate for this plan during 2014 was 0.63%.

Participants may choose among several forms of annuity for payment of their benefits, or may elect to receive their benefit in a lump sum. The annual single life annuity value is equal to the cash balance account at retirement age divided by a plan-specified annuity conversion factor. All annuity forms of payment are actuarially equivalent to the single life annuity. The lump sum payment amount is the greater of the participant’s cash balance account and the present value of the participant’s single life annuity benefit.

401(k) Employee Savings Plan. We maintain a tax-qualified defined contribution plan for substantially all employees, with eligibility beginning as of the first day of the calendar month following their hire date. Eligible employees may contribute from 1% to 50% of their annual compensation to the plan on a pre-tax basis each year, subject to limitations imposed by the Internal Revenue Code (for 2014 the limit was $17,500 exclusive of any catch-up contributions). Each year, we match 100% of a participant’s contributions up to 4% of earnings (as defined in the plan). All of the named executive officers are eligible to participate in the 401(k) Employee Savings Plan.

Employees receive an “employer retirement contribution” to their accounts under the plan, in an annual amount equal to 3% of the employee’s eligible earnings. Employees must satisfy certain eligibility requirements in order to qualify for this benefit. All of the named executive officers other than Mr. Daukas were eligible to receive the employer retirement contribution under the 401(k) Employee Savings Plan for 2014.

Non-Qualified Savings and Retirement Plan. We maintain a Non-Qualified Savings and Retirement Plan which covers certain eligible employees who are also eligible to participate in the 401(k) Employee Savings Plan. Eligible employees (including all named executive officers) may contribute from 1% to 50% of their annual salary and STIP Bonus on a pre-tax basis each year without regard to Internal Revenue Code limits. The plan allows a participant to defer amounts on a non-tax-qualified basis whether or not he or she is eligible (or elects) to contribute to the 401(k) Employee Savings Plan.

The Non-Qualified Savings and Retirement Plan includes an employer match feature that is substantially similar to the match feature in the 401(k) Employee Savings Plan. Matching contributions are made in the form of credits to the Non-Qualified Savings and Retirement Plan participant’s account under the plan. The match is equal to the lesser of 4% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan for the applicable year. The amount of our matching contributions for a participant in the Non-Qualified Savings and Retirement Plan is offset by the maximum amount of matching contributions the participant could have received under the 401(k) Employee Savings Plan.

Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan receive a “restoration contribution” to their account under the Non-Qualified Savings and Retirement Plan, in an annual amount equal to 3% of the employee’s eligible earnings in excess of applicable Internal Revenue Code limits. Each of the named executive officers other than Mr. Daukas was eligible to receive this contribution with respect to 2014.

Chittenden Corporation Supplemental Executive Savings Plan. The Chittenden Corporation Supplemental Executive Savings Plan is a non-qualified defined contribution plan which became frozen to future contributions at the end of 2007. Senior executives of Chittenden Corporation were eligible to make salary deferral elections pursuant to this plan. No named executive officer other than Messrs. Barnes and Powlus has any balances credited to this plan.

The following table sets forth information regarding the Non-Qualified Savings and Retirement Plan and (in the case of Messrs. Barnes and Powlus) the Chittenden Corporation Supplemental Executive Savings Plan:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John P. Barnes	$393,942	$118,330	$103,196	$—	$3,218,322
Galan G. Daukas	$15,200	$4,800	$282	$—	$20,282
Lee C. Powlus	$184,861	$34,183	$39,286	$—	$1,228,621
Jeffrey J. Tengel	$31,916	$23,192	$8,207	$—	$264,783
Kirk W. Walters	$46,931	$63,125	$11,345	$—	$386,443

Balances credited to a participant’s account under the Non-Qualified Savings and Retirement Plan are credited with interest at a fixed rate set by the Treasury and Finance Committee. During 2014, this rate was 3.493% which is equal to the average of the yield for each of the 12 months ended September 30, 2013 for debt obligations having a 10-year maturity issued by A-rated U.S. Banks, as published by Bloomberg (screen reference key C07010Y). This rate is subject to review and revision by the Treasury and Finance Committee on an annual basis.

Non-Qualified Savings and Retirement Plan balances are distributable at the executive’s election (a) in a lump sum, or (b) in annual installments over a five- or ten- year period. The lump sum payment or the first installment payment will be made no earlier than the first payroll period in the seventh month following the executive’s termination of employment unless a later payment or commencement date is required for compliance with Section 409A of the Internal Revenue Code. Participants may choose different payout options for balances attributable to salary deferrals and retirement credits prior to 2013 and for balances attributable to salary deferrals and retirement credits in each year thereafter.

Interest credits are made to participants’ accounts under the Chittenden Corporation Supplemental Executive Savings Plan in the same manner and at the same rate as under the Non-Qualified Savings and Retirement Plan. Plan balances are distributable in a lump sum or in approximately equal annual installments over a period not to exceed 11 years, as elected by the executive. The participant may elect to have payments commence on one of the following dates: the first day of the month following six months after his severance date; the later of six months after his severance date or the beginning of the following calendar year; or at the participant’s attainment of the age specified in his distribution election form. A participant may change his payout election from time to time in accordance with the provisions of the plan, but may not accelerate the payment date.

A portion of the amounts shown in this table in the column headed “Executive Contributions in Last FY” are also included in the “Salary” column of the Summary Compensation Table. Amounts shown in this table in the column headed “Registrant Contributions in Last FY” are also included in the “All Other Compensation” column of the Summary Compensation Table to the extent they constitute employer matching credits made pursuant to the plan in 2014, but are not included in the Summary Compensation Table to the extent they constitute retirement credits made in 2014 with respect to services rendered in 2013 for those named executive officers who were eligible to receive such credits under this plan.

Employee Stock Ownership Plan. In 2007, we established the People’s United Financial, Inc. Employee Stock Ownership Plan, or ESOP. The ESOP is a tax-qualified, broad based employee benefit program. The ESOP purchased 10,453,575 shares of our common stock in the open market in April 2007, using the proceeds of a loan we made to the ESOP. All of the purchased shares were initially pledged as security for the repayment of that loan. As the loan is paid down, a portion of these shares are released for allocation to participants in the ESOP. Approximately 348,450 shares were released for allocation to participants’ accounts on December 31, 2014, with an equal number of shares scheduled to be released for allocation on an annual basis until all shares have been released.

The number of shares allocated to each ESOP participant at year-end is determined by comparing the participant’s annual earnings (up to $260,000 for 2014) to the annual earnings of all other eligible participants. On January 28, 2015, each named executive officer (other than Mr. Daukas, who was not eligible to participate in the ESOP during 2014) received an allocation of approximately 314 shares with a value of $4,399 with respect to the 2014 calendar year.

Shares allocated to the accounts of ESOP participants are forfeited to the extent those shares are not vested at the time the participant’s employment is terminated. Forfeited shares may be used to defray expenses of operating the ESOP or, at management’s discretion, may be reallocated to the accounts of the remaining participants in the plan. In January 2014, each named executive officer other than Mr. Daukas received an allocation of approximately 9 shares as a result of forfeitures in 2012. The allocation of forfeited shares is based on the recipient’s annual earnings (as limited by IRS rules) for the preceding calendar year, once the individual has become eligible to participate in the ESOP.

Shares allocated to the named executive officers’ accounts are shown in the table entitled “Grant of Plan-Based Awards”, and the value of those shares as of the date they were allocated is included in the “Stock Awards” column in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential amounts payable to the named executive officers upon termination of employment or in the event we undergo a change in control. The term “change in control” or “change of control” is defined in each of the agreements or plans discussed below. While there are some slight differences in the wording, a change in control will generally result in the case of (1) certain mergers, consolidations and recapitalizations in which a majority of our shares or voting power is not held in the same proportion as prior to the transaction, (2) sale of all or substantially all of our assets, and the liquidation or dissolution of People’s United; (3) any person (with certain exceptions) acquiring beneficial ownership of securities having 25% or more of the voting power of our outstanding securities; and (4) a change (with certain exceptions) in a majority of the members of our board of directors.

Employment Agreement. None of the named executive officers is a party to an employment agreement with us.

Change in Control Agreements. We have agreements with each named executive officer providing certain benefits in the event the executive’s employment is terminated under specified circumstances and within a specified period of time following a change in control. Each such agreement (a “Change in Control Agreement”) remains in effect until the executive’s employment is terminated prior to the occurrence of a change in control, or termination of the executive’s employment following the “protection period” following a change in control.

If an executive’s employment is terminated without “cause”, or the executive resigns for “good reason” (each as defined in the Change in Control Agreement), within three years following the occurrence of a change in control at a time when the Change in Control Agreement is in effect, we will make payments and provide benefits to the covered officer as follows:

•	Cash severance equal to three times the sum of (a) the covered officer’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of the covered officer’s annual cash bonus for the year prior to the year in which the change in control occurs;

•	A pro-rated portion of the covered officer’s target annual cash bonus for the year in which the termination occurs;

•	An amount equal to the retirement benefits the covered officer would have earned if he had remained employed for two additional years following the date his employment is terminated, under our qualified and non-qualified retirement plans in which he participates; and

•	Continued participation for two years by the executive, his spouse and his dependents in our group health plans in which he participates, or substantially equivalent medical coverage if the covered officer can not continue participation in our plans.

As a condition to receiving any of the payments or benefits described above, the covered officer must first sign and deliver a release of claims to us.

The Change in Control Agreements are not employment agreements. We may terminate any covered officer’s employment at any time, without triggering any payment obligations under these agreements.

In March 2010, the board of directors indicated that it does not intend to approve inclusion of excise tax gross-up provisions in any future change in control agreements or employment agreements that include change in control provisions. The Change in Control Agreements to which each of the named executive officers is a party do not include excise tax gross-up provisions.

Long-Term Incentive Plan. The 2014 Long-Term Incentive Plan provides for discretionary awards of options to purchase common stock, stock appreciation rights, restricted stock awards, and other performance-based awards to eligible officers and employees as determined by a committee of the board of directors consisting of two or more outside directors. The Long-Term Incentive Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards previously made pursuant to the plan or any predecessor to the plan (whether cash-based or equity-based) will immediately vest, if not already vested in accordance with their terms.

2007 Recognition and Retention Plan. This plan provided for discretionary awards in the form of restricted stock to our eligible directors, officers and employees. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan. Upon the occurrence of a change in control, all awards of restricted stock previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms. No new awards may be granted pursuant to this plan.

2007 Stock Option Plan. This plan provided for discretionary awards in the form of stock options to our eligible directors, officers and employees. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan. Upon the occurrence of a change in control, all awards of stock options previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms. No new awards may be granted pursuant to this plan.

Employee Stock Ownership Plan. This plan, which is described earlier in this proxy statement, is a tax-qualified plan subject to ERISA. Upon the occurrence of a change in control, all shares of our common stock previously credited to participants’ accounts will immediately vest, if not already vested in accordance with the normal vesting schedule provided in the plan.

The following tables set forth the estimated value of the payments and benefits that would have been paid to the named executive officers under the terms of the Long-Term Incentive Plan and all predecessor equity-based incentive compensation plans, and the change in control agreements for each named executive officer, in each case assuming the event giving rise to the payment occurred on December 31, 2014. Information presented in these tables reflects the following:

•	Amounts shown do not include any proceeds from employer-paid life insurance policies.

•	Equity values are based on the $15.18 closing price of our common stock on December 31, 2014.

•	With the exception of Messrs. Barnes and Powlus who are participants in the Chittenden Corporation Pension Account Plan, none of the named executive officers is a participant in any of our defined benefit pension plans.

•	For all named executive officers other than Mr. Walters, health benefits continue for two additional years in the event of a change in control.

•	Under the terms of Mr. Walters’ initial offer of employment, his health benefits generally continue until he is eligible for Medicare.

•	Amounts shown for the change-in-control value of restricted stock awards and unexercisable options may differ slightly from amounts calculated by reference to the table entitled “Outstanding Equity Awards at Fiscal Year-End” due to rounding.

	John P. Barnes
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$5,925,000

Equity
Restricted Stock	$—	$—	$2,185,070	$2,185,070	$—	$2,185,070
Unexercisable Options	$—	$—	$1,284,359	$1,284,359	$—	$1,284,359

Total Equity	$—	$—	$3,469,429	$3,469,429	$—	$3,469,429

Retirement Benefits
Defined Benefit Plans	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$118,500

Total Retirement Benefits	$—	$—	$—	$—	$—	$118,500

Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$33,523
Outplacement	$—	$—	$—	$—	$—	$16,700

Total Other Benefits	$—	$—	$—	$—	$—	$50,223
Total Benefits	$—	$—	$3,469,429	$3,469,429	$—	$9,563,152

	Galan G. Daukas
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$1,140,000

Equity
Restricted Stock	$—	$—	$342,689	$342,689	$—	$342,689
Unexercisable Options	$—	$—	$256,551	$256,551	$—	$256,551

Total Equity	$—	$—	$599,240	$599,240	$—	$599,240

Retirement Benefits
Defined Benefit Plans	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$22,800

Total Retirement Benefits	$—	$—	$—	$—	$—	$22,800

Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$33,523
Outplacement	$—	$—	$—	$—	$—	$16,700

Total Other Benefits	$—	$—	$—	$—	$—	$50,223
Total Benefits	$—	$—	$599,240	$599,240	$—	$1,812,263

	Lee C. Powlus
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$1,582,361

Equity
Restricted Stock	$—	$—	$640,004	$640,004	$—	$640,004
Unexercisable Options	$—	$—	$431,087	$431,087	$—	$431,087

Total Equity	$—	$—	$1,071,091	$1,071,091	$—	$1,071,091

Retirement Benefits
Defined Benefit Plans	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$46,991

Total Retirement Benefits	$—	$—	$—	$—	$—	$46,991

Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$33,523
Outplacement	$—	$—	$—	$—	$—	$16,700

Total Other Benefits	$—	$—	$—	$—	$—	$50,223
Total Benefits	$—	$—	$1,071,091	$1,071,091	$—	$2,750,666

	Jeffrey J. Tengel
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,286,140

Equity
Restricted Stock	$—	$—	$836,870	$836,870	$—	$836,889
Unexercisable Options	$—	$—	$499,819	$499,819	$—	$499,819

Total Equity	$—	$—	$1,336,689	$1,336,689	$—	$1,336,708

Retirement Benefits
Defined Benefit Plans	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$49,071

Total Retirement Benefits	$—	$—	$—	$—	$—	$49,071

Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$33,523
Outplacement	$—	$—	$—	$—	$—	$16,700

Total Other Benefits	$—	$—	$—	$—	$—	$50,223
Total Benefits	$—	$—	$1,336,689	$1,336,689	$—	$3,722,142

	Kirk W. Walters
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$3,663,609
Equity
Restricted Stock	$—	$—	$1,057,925	$1,057,925	$—	$1,057,925
Unexercisable Options	$—	$—	$728,299	$728,299	$—	$728,299

Total Equity	$—	$—	$1,786,224	$1,786,224	$—	$1,786,224

Retirement Benefits
Defined Benefit Plans	$—	$—	$—	$—	$—	$—
Defined Contribution Plans	$—	$—	$—	$—	$—	$73,272

Total Retirement Benefits	$—	$—	$—	$—	$—	$73,272

Other Benefits
Health & Welfare	$100,197	$—	$—	$100,197	$100,197	$100,197
Outplacement	$—	$—	$—	$—	$—	$16,700

Total Other Benefits	$100,197	$—	$—	$100,197	$100,197	$116,897
Total Benefits	$100,197	$—	$1,786,224	$1,886,421	$100,197	$5,640,002

PROPOSAL II: NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking a non-binding advisory vote to approve the compensation of our named executive officers as described under the heading “Compensation Discussion and Analysis” and the accompanying tables and text regarding named executive officer compensation in this proxy statement.

This proposal gives you an opportunity to express your views on the compensation of our named executive officers. Your vote is advisory, and it will not be binding upon the board of directors. However, the Compensation, Nominating and Governance Committee expects to take the outcome of the vote into account when making future executive officer compensation decisions.

The objectives of our executive compensation programs are described in detail in the Compensation Discussion and Analysis. We believe that our compensation policies and decisions are designed to implement a performance-based pay philosophy, are aligned with the long-term interests of our shareholders and are competitive.

We are presenting this proposal, which gives you as a shareholder the opportunity to approve (on a non-binding, advisory basis) the compensation of our named executive officers as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the named executive officers of People’s United, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in People’s United’s proxy statement for its 2015 annual meeting.

The board of directors recommends that shareholders vote “for” approval of the named executive officers’ compensation in accordance with the foregoing resolution.

PROPOSAL III: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP, certified public accountants, as our independent registered public accounting firm for the year ending December 31, 2015. KPMG LLP has served as our independent registered public accounting firm since 2007, and as the independent registered public accounting firm for the Bank since 1986. In taking this action, the Audit Committee reviewed the firm’s professional competence, proposed audit scope and related fees, and the types of non-audit services rendered by the firm and related fees. Fees billed to us by KPMG LLP (which includes fees billed to our affiliates) for professional services rendered during each of the two most recent fiscal years were as follows:

Audit Fees

Fees for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of interim consolidated financial statements included in our Form 10-Q filings, and other audit services totaled $2,425,000 and $2,148,000 for the years ended December 31, 2014 and 2013, respectively.

Audit-Related Fees

Fees for assurance and related services reasonably related to the audit or review of our financial statements and those of our subsidiaries (to the extent not classified as “Audit Fees”) totaled $60,000 in 2014 and $62,305 in 2013. For each of those years, these services consisted of preparation of a report on certain internal control policies and procedures of the Bank’s Wealth Management and Trust Department.

Tax Fees

We did not pay any fees for tax compliance, tax advice or tax planning services to KPMG LLP either in 2014 or 2013.

All Other Fees

KPMG LLP did not provide or bill for any products and professional services other than those included in the three categories listed above either in 2014 or 2013.

The Audit Committee has sole authority to appoint our independent registered public accounting firm. In making this appointment, the Audit Committee carefully considered the firm’s qualifications as our auditors. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with KPMG LLP in all of these respects. In addition, the Audit Committee considered the matters discussed above under the heading “Audit Committee Report”. The Audit Committee also considered factors relating to the independence of KPMG LLP, including whether KPMG LLP’s provision of non-audit services (i.e., services giving rise to fees other than the audit fees disclosed above) is compatible with maintaining KPMG LLP’s independence.

By resolution adopted on July 19, 2007, the Audit Committee has delegated to George P. Carter (Chairman of the Audit Committee and an independent director under applicable listing standards) the authority to pre-approve the rendering of audit services and permissible non-audit services by our independent registered public accounting firm. Mr. Carter is required to report any exercise of this authority to the full Audit Committee at its next scheduled meeting, and to seek the Audit Committee’s ratification of any action so taken.

In recognition of the important role of the independent registered public accounting firm, the board of directors has determined that the appointment of KPMG LLP should be submitted to the shareholders for ratification.

Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders present at the annual meeting.

The board of directors recommends that shareholders vote “for” ratification of the appointment of KPMG LLP as the independent registered public accounting firm for People’s United for the year ending December  31, 2015.

AUDIT COMMITTEE REPORT

The Audit Committee has: (1) reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2014 with management of People’s United; (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees); (3) received the written disclosures and the letter from KPMG LLP required by applicable professional standards concerning auditor independence; and (4) discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of People’s United as of and for the fiscal year ended December 31, 2014 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

George P. Carter, Chairman

William F. Cruger, Jr.

Jerry Franklin

Janet M. Hansen

Richard M. Hoyt

Mark W. Richards

OTHER MATTERS

The board of directors knows of no other business to be presented at the annual meeting. In the event that matters not known at this time should come before the meeting, the form of proxy confers certain discretionary authority with respect to these matters and, unless such authority is withdrawn on the form of proxy, it is the intention of the persons named in the proxy to vote in accordance with their judgment on these matters.

Submission of Shareholder Proposals

In order to be considered for inclusion in our proxy materials for the annual meeting of shareholders in 2016, we must receive shareholder proposals at our principal executive offices no later than November 6, 2015. Under Securities and Exchange Commission rules relating to the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation or intends to present a proposal from the floor of the shareholders meeting, shareholders are advised that under the advance notice provisions of our bylaws a shareholder proposal will be considered untimely, with respect to the annual meeting in 2015, if received by us after January 17, 2015, which is ninety days in advance of the anniversary of the 2014 annual meeting. Shareholder proposals and other advance notices must be submitted to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary.

Availability of Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2014 is available through the Securities and Exchange Commission’s website on the internet at www.sec.gov. You may obtain a copy of this report without charge by sending a written request to: Andrew Hersom, Investor Relations, People’s United Financial, Inc., 850 Main Street, 15th Floor, Bridgeport, CT 06604. This report will also be available on our website, www.peoples.com, without charge.

By Order of the Board of Directors

Robert E. Trautmann, Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 16, 2015

The proxy statement and Annual Report on Form 10-K are available at:

www.proxyvote.com

Meeting information:

•	When: 10:00 a.m. Eastern time on April 16, 2015

•	Where: 850 Main Street, Bridgeport, Connecticut

•	Why: To vote on the following three items:

•	Election of directors.

•	Non-binding advisory vote to approve compensation of named executive officers.

•	Ratification of appointment of KPMG LLP as independent registered public accounting firm for People’s United Financial, Inc.

Management recommends a vote for each of the nominees for election named in the proxy statement, for approval of the compensation of the named executive officers, and for approval of KPMG. Please read the proxy statement for more information about each of these items.

If you wish to vote electronically or by telephone, the control/identification number and other information you will need is printed on the proxy card that is enclosed with this proxy statement.

You may attend the meeting and vote in person if you choose to do so. The proxy statement includes important information about the requirements you will have to follow in order to attend the meeting in person. If you need directions, please call Investor Relations at 203-338-3316.

PEOPLE’S UNITED FINANCIAL, INC. 850 MAIN STREET BRIDGEPORT, CT 06604-4913

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81348-P59268	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEOPLE’S UNITED FINANCIAL, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐
Nominees:

	01) John P. Barnes	07) Jerry Franklin
	02) Collin P. Baron	08) Janet M. Hansen
	03) Kevin T. Bottomley	09) Richard M. Hoyt
	04) George P. Carter	10) Nancy McAllister
	05) William F. Cruger, Jr.	11) Mark W. Richards
	06) John K. Dwight	12) Kirk W. Walters

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	Approve the advisory (non-binding) resolution relating to the compensation of named executive officers.							☐	☐	☐
3.	Ratify KPMG LLP as our independent registered public accounting firm for 2015.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M81349-P59268

PEOPLE’S UNITED FINANCIAL, INC.

Annual Meeting of Shareholders

April 16, 2015 10:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) George P. Carter, Richard M. Hoyt, and Mark W. Richards, or any two of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of PEOPLE’S UNITED FINANCIAL, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on April 16, 2015, at 850 Main Street, Bridgeport, CT 06604, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side